UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.        )

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ENCORE BANCSHARES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Nine Greenway Plaza

Suite 1000

Houston, Texas 77046

NOTICE OF 2010 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON THURSDAY, MAY 13, 2010

Shareholders of Encore Bancshares, Inc.:

The 2010 Annual Meeting of Shareholders (the “Meeting”) of Encore Bancshares, Inc. (the “Company”) will be held at Nine Greenway Plaza, Suite 1100, Houston, Texas 77046, on Thursday, May 13, 2010, beginning at 10:00 a.m. (local time), for the following purposes:

1.	To elect eleven (11) directors to serve on the Board of Directors of the Company until the Company’s 2011 annual meeting of shareholders, and each until their successors are duly elected and qualified, or until their earlier resignation or removal;

2.	To ratify the appointment of Deloitte & Touche, LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2010;

3.	To consider and approve an advisory (non-binding) resolution approving the compensation of the Company’s named executive officers; and

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The close of business on March 31, 2010 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting or at any adjournments thereof. A list of shareholders entitled to vote at the Meeting will be available for inspection by any shareholder at the principal office of the Company during ordinary business hours for a period of at least ten days prior to the Meeting.

By order of the Board of Directors,

Rhonda L. Carroll

Corporate Secretary

April 13, 2010

Houston, Texas

Your Vote is Important.

You are cordially invited to attend the Meeting. Whether or not you plan to attend the Meeting, please complete, date and sign the enclosed proxy card and promptly mail it in the enclosed envelope. The proxy is revocable in the manner described in the Proxy Statement at any time before it is voted at the Meeting. If you attend the Meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

ENCORE BANCSHARES, INC.

Nine Greenway Plaza

Suite 1000

Houston, Texas 77046

PROXY STATEMENT

FOR

2010 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON THURSDAY, MAY 13, 2010

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE 2010 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON THURSDAY, MAY 13, 2010

Pursuant to rules promulgated by the Securities and Exchange Commission (the “SEC”), Encore Bancshares, Inc. (the “Company”) is providing access to its proxy materials both by sending you this full set of proxy materials and by notifying you of the availability of its proxy materials on the Internet. You may access the following information at http://www.amstock.com/proxyservices/viewmaterials.asp?conumber=15496, which does not have “cookies” that identify visitors to the site:

•	Notice of 2010 Annual Meeting of Shareholders to be held on Thursday, May 13, 2010;

•	Proxy Statement for 2010 Annual Meeting of Shareholders to be held on Thursday, May 13, 2010;

•	Form of Proxy; and

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

SOLICITATION, REVOCABILITY AND VOTING OF PROXIES

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) for use at the 2010 Annual Meeting of Shareholders of the Company to be held at Nine Greenway Plaza, Suite 1100, Houston, Texas, on Thursday, May 13, 2010 beginning at 10:00 a.m. (local time), and any adjournments thereof (the “Meeting”) for the purposes set forth in this Proxy Statement and the accompanying Notice of 2010 Annual Meeting of Shareholders. This Proxy Statement, the Notice of Meeting and the enclosed proxy will first be sent to shareholders on or about April 13, 2010.

Voting of Proxies

Shares of the Company’s common stock, $1.00 par value (“Common Stock”), represented at the Meeting by an executed and unrevoked proxy in the form enclosed will be voted in accordance with the instructions indicated on the proxy. If no instructions are specified on an executed and returned proxy, the proxies intend to vote the shares represented thereby in favor of each of the proposals to be presented to and voted upon by the shareholders as set forth herein.

The Board knows of no other matters to be presented at the Meeting. If any other matter should be presented at the Meeting upon which a vote may be properly taken, shares represented by an executed and unrevoked proxy will be voted with respect thereto in accordance with the judgment of the persons designated in the proxy. The proxy also confers on the proxies the discretionary authority to vote with respect to any matter presented at the Meeting for which advance notice was not received by the Company in accordance with the Company’s Amended and Restated Bylaws (“Bylaws”).

Revocability of Proxies

Any proxy given by a record shareholder may be revoked by such shareholder at any time before it is voted at the Meeting by:

•	delivering to the Secretary of the Company a written notice of revocation;

•	submitting to the Secretary of the Company a duly executed proxy bearing a later date; or

•	attending the Meeting and voting in person.

All written notices of revocation and other communications with respect to revocation or proxies should be sent to: Encore Bancshares, Inc., Nine Greenway Plaza, Suite 1000, Houston, Texas 77046, (713) 787-3118, Attention: Rhonda L. Carroll, Corporate Secretary. Any shareholder who holds shares in street name with a bank or broker must contact that bank or broker if he or she wishes to revoke his or her proxy.

Solicitation of Proxies

This proxy solicitation is made by the Board and the cost of this solicitation is being borne by the Company. Proxies will be solicited through the mail and, if deemed advisable, directors, officers and regular employees of the Company may solicit proxies personally or by telephone or other means of communication, without being paid additional compensation for such services. In addition, the Company has hired Laurel Hill Advisory Group, LLC to assist in the solicitation and distribution of proxies for the Meeting. The Company will pay Laurel Hill a fee of approximately $6,500 for its services. The Company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expense in forwarding the proxy materials to beneficial owners of the Company’s Common Stock.

Annual Report

The Company’s Annual Report on Form 10-K, including consolidated financial statements and related notes, for the fiscal year ended December 31, 2009, as filed with the SEC, accompanies but does not constitute part of this Proxy Statement.

VOTING SHARES AND VOTING RIGHTS

Only holders of record of Common Stock at the close of business on March 31, 2010 (the “Record Date”), are entitled to notice of and to vote at the Meeting and any adjournments or postponements thereof. On that date there were 11,195,307 shares of Common Stock outstanding, which is the only outstanding class of voting securities of the Company. The holders of at least a majority of the outstanding shares of Common Stock must be represented at the Meeting, in person or by proxy, in order to constitute a quorum for the transaction of business. Abstentions and shares held of record by a broker or nominee that are voted on any matter will be included in determining whether a quorum exists. Brokers, as holders of record, are permitted to vote on certain routine matters, but not on non-routine matters. A broker non-vote occurs when a broker does not have discretionary authority to vote the shares and has not received voting instructions from the beneficial owners of the shares. Each holder of Common Stock shall have one vote for each share of Common Stock registered, on the Record Date, in such holder’s name on the books of the Company.

Directors will be elected by a plurality of the votes cast in person or by proxy. Accordingly, the eleven nominees receiving the highest number of votes cast by the holders of Common Stock will be elected. There will be no cumulative voting in the election of directors. A broker non-vote or a withholding of authority to vote with respect to one or more nominees for director will not have the effect of a vote against such nominee or nominees. since broker non-votes and abstentions are counted for purposes of determining the presence or absence of a quorum, but are not counted as votes cast at the Meeting. Effective January 1, 2010, the election of directors is no longer deemed to be a routine matter, so a broker is no longer permitted to vote on the election of directors without instructions from the beneficial owner of the shares. If a shareholder holds shares in street name and does not provide voting instructions to his or her broker, those shares will be counted as broker non-votes in the election of directors.

The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote and present in person or represented by proxy at the Meeting is required to ratify the appointment of the independent registered public accounting firm and to approve the advisory (non-binding) proposal regarding the compensation of the Company’s named executive officers. Any abstentions will have the effect of a vote against these matters. However, broker non-votes will be deemed shares not present to vote on such matters and will not count as votes for or against these proposals and will not be included in calculating the number of votes necessary for approval of such matters.

Item 1.

ELECTION OF DIRECTORS

Election Procedures; Term of Office

In accordance with the Company’s Bylaws, members of the Board are elected annually. The Corporate Governance and Nominating Committee has recommended to the Board, and the Board has approved the nomination of Carin M. Barth, James S. D’Agostino, Jr., Charles W. Jenness, J. Bryan King, Walter M. Mischer, Jr., Preston Moore, Edwin E. Smith, Eugene H. Vaughan, David E. Warden, J. Harold Williams and Randa Duncan Williams to each serve until the next annual meeting of the Company’s shareholders and thereafter until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal. G. Walter Christopherson, who currently serves as a director of the Company, will not stand for re-election at the meeting. Following the Meeting the number of directors which comprise the entire Board will be fixed at eleven directors.

The eleven nominees receiving the affirmative vote of the holders of a plurality of the shares of Common Stock represented at the Meeting will be elected. Unless the authority to vote for the election of directors is withheld as to one or more of the nominees, all shares of Common Stock represented by proxy will be voted FOR the election of the nominees. If the authority to vote for the election of directors is withheld as to one or more but not all of the nominees, all shares of Common Stock represented by any such proxy will be voted FOR the election of the nominee or nominees, as the case may be, as to whom such authority is not withheld.

If a nominee becomes unavailable to serve as a director for any reason before the election, the shares represented by proxy will be voted for such other person, if any, as may be designated by the Board. The Board has no reason to believe that any nominee will be unavailable to serve as a director. All of the nominees have consented to being named herein and to serve if elected.

Any director vacancy occurring after the election may be filled by a majority vote of the remaining directors, even if the remaining directors constitute less than a quorum of the full Board. A director appointed by the Board to fill a vacancy will be appointed to serve until the next annual meeting of shareholders.

The biography of each of the director nominees and executive officers set forth below contains information regarding the person’s service as a director and/or executive officer, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Corporate Governance and Nominating Committee and the Board to determine that the person should serve as a director and/or executive officer.

Nominees for Election

The following table sets forth the name, age and positions with the Company and Encore Bank, N.A. (“Encore Bank”) and their respective subsidiaries for each nominee for election as a director of the Company:

Name	Age	Positions with the Company, Encore Bank and their respective subsidiaries
Carin M. Barth	47	Director of the Company and Encore Bank

James S. D’Agostino, Jr.	63	Chairman and Chief Executive Officer of the Company; Chairman of Encore Bank

Charles W. Jenness	70	Director of the Company; Director and Chairman of the Executive Committee of Encore Bank

J. Bryan King	39	Director of the Company and Encore Bank

Walter M. Mischer, Jr.	59	Director of the Company and Encore Bank

Preston Moore	49	Director and President of the Company; Director, President and Chief Executive Officer of Encore Bank

Edwin E. Smith	78	Director of the Company and Encore Bank

Eugene H. Vaughan	76	Director of the Company and Encore Bank

David E. Warden	60	Director of the Company and Encore Bank

J. Harold Williams	57	Executive Vice President of the Company; President and Chief Executive Officer of Linscomb & Williams, Inc.

Randa Duncan Williams	48	Director of the Company and Encore Bank

Carin M. Barth. Mrs. Barth was appointed as a director of the Company and Encore Bank in September 2009. She currently serves as President of LB Capital, Inc., a private equity investment firm she co-founded in 1988. She also serves on the board of directors for Western Refining, Inc. (NYSE: WNR); the Methodist Hospital Research Institute; and the Ronald McDonald House of Houston. Mrs. Barth is a Commissioner of the Texas Department of Public Safety; Chairman of the Endowment at Texas Tech University; and a member of the Young President’s Organization. During 2004-2005, Mrs. Barth took a leave of absence from LB Capital, Inc. to serve as Chief Financial Officer of the U.S. Department of Housing and Urban Development in Washington, D.C. She is a former member of the investment committee for the City of Houston and served as a board member of the Houston Convention Center Hotel Corporation. Mrs. Barth was a director of Amegy Bancorporation, Inc. prior to its acquisition by Zions Bancorporation. She also served as a member of the Board of Regents of Texas Tech from 1999 to 2005. Mrs. Barth earned a B.S. degree, Summa Cum Laude, from the University of Alabama and an M.B.A. from Vanderbilt University. The Company believes Mrs. Barth’s qualifications to serve as a director include her service and involvement as a director of Amegy Bancorporation, Inc. and Western Refining, Inc. and of several organizations in and around the Houston area as well as her experience as Chief Financial Officer of U.S. Department of Housing and Urban Development.

James S. D’Agostino, Jr. Mr. D’Agostino founded the Company in March 2000 and has been Chairman of the Board of Encore Bank since November 1999. He is currently Chairman of the Board of the Company and all subsidiaries and Chief Executive Officer of the Company. Mr. D’Agostino has served as a director of Basic Energy Services, Inc. (NYSE: BAS) since 2004 and currently serves on its compensation and audit committees. From 1986 until 1999, he worked for American General Corporation in Houston, where he held the offices of Vice Chairman and Group Executive—Consumer Finance of American General Financial Group from 1998 until 1999, and President, Member of Office of Chairman and Director from 1997 until 1998. Prior to that, he was the Chairman, President and CEO of American General Life and Accident Insurance Company in Nashville, Tennessee from 1993 until 1997. From 1976 until 1986, he worked for Citigroup, where he established the first private banking office for Citibank outside of New York. Prior to that, he worked for Chase Manhattan Bank from 1974 until 1976 and Fidelity Union Trust Company from 1968 until 1974. Mr. D’Agostino holds a B.S. in economics from Villanova University and a J.D. from Seton Hall University School of Law, and has completed the Advanced Management Program at Harvard Business School. The Company believes Mr. D’Agostino’s qualifications to serve as Chairman and Chief Executive Officer include his many years of experience in banking and financial services and his ten-year leadership position of the Company and Encore Bank.

Charles W. Jenness. Mr. Jenness has been a director of the Company since September 2000 and a director of Encore Bank since November 1986. He has been employed by Encore Bank as Chairman of the Executive Committee since 2002. In 1989, he founded the Jenness Corporation, an investment firm, where he is currently the Chairman and CEO. Mr. Jenness has been Vice Chairman/Director of Coventry Investments Group since 1991. Since 1997, he has served as a corporate advisor for financial short- and long-range planning to Buffalo Marine Service, Inc. From 1989 to 1991, he was a partner in Centeq Companies, which ultimately became Camden Property Trust. Mr. Jenness served as Chairman of Allied Fairbanks Bank, Houston, Texas, from 1980 to 1989, founder and Chairman of the Board of Superior Derrick Services and past Chairman of Giddings Bancshares, Inc., Giddings, Texas. Mr. Jenness is a prior member and Chairman of the Texas Water Development Board and served under Texas Governors Mark White, Bill Clements, Ann Richards and George W. Bush. Mr. Jenness holds a B.S. from Indiana University in Bloomington, Indiana. The Company believes Mr. Jenness’ qualifications to serve as a director include his many years of service and involvement as a director of the Company and Encore Bank as well as his prior experience as chairman of several banks.

J. Bryan King. Mr. King has been a director of the Company since September 2000 and of Encore Bank since November 2000. In 1993, he began his investment career with Luther King Capital Management. Mr. King currently serves as Partner and Portfolio Manager for Luther King Capital Management where he is the Managing Partner of LKCM Private Discipline, L.P. and LKCM Capital Group, the alternative asset discipline at LKCM. He is a partner of Bryan King and Mason King Livestock Partnership. Mr. King serves as Chairman or Managing Partner for LKCM Radio Group, Rawson L.P., Rawson Energy Services; for Eiger Holdings/Industrial Distribution Group, as a director of Heads Up Technologies, and as a director and advisor for several other public and private businesses, as well as the Tarrant County Boys and Girls Club, Star Foundation/Children’s Scholarship Fund and Fort Worth Zoo. He is actively involved with his alma maters: Princeton University, Texas Christian University and Harvard Business School. He is a Chartered Financial Analyst. The Company believes Mr. King’s qualifications to serve as a director include his many years of service and involvement as a director of the Company and Encore Bank, his experience as Partner and Portfolio Manager for Luther King Capital Management and his service and involvement as a director and advisor to several public and private businesses.

Walter M. Mischer, Jr. Mr. Mischer has been a director of the Company since September 2000 and of Encore Bank since November 2000. He currently serves as President of Mischer Healthcare Services. He co-founded Belmont Village Assisted Living, a seniors’ housing company, and RediClinic, L.L.C. He has been Managing Partner of Mischer Investments, L.P., a mixed-use real estate development company, for the past 25 years. His experience includes the construction or development of projects containing an aggregate of 18 million square feet of office space. During the past ten years, he has guided the strategic planning and development of healthcare facilities with an aggregate value of more than $580 million. Mr. Mischer is the past Chairman and CEO of Hermann Hospital and past Chairman of the Houston Branch of The Federal Reserve Bank, has served as

Vice Chairman of the Texas Turnpike Authority and is presently on the board of directors of the Greater Houston Partnership. He received his B.B.A. in finance from the University of Texas. The Company believes Mr. Mischer’s qualifications to serve as a director include his many years of real estate investing experience and his service as a board member of the Greater Houston Partnership.

Preston Moore. Mr. Moore was appointed as a director and President of the Company in July 2009, as well as a director, President and Chief Executive Officer of Encore Bank. Prior to joining the Company and Encore Bank, Mr. Moore was with Amegy Bank of Texas since 2002, most recently serving as Executive Vice President and Manager of the Investment Division. He is actively involved with Memorial Drive Presbyterian Church, volunteers at the Neighborhood Centers, Inc., and recently served on the alumni board of the Kinkaid School and the Board of Directors of the Houston Country Club. He received his B.A. degree from Washington and Lee University and an M.B.A. in finance from the University of Texas. The Company believes Mr. Moore’s qualifications to serve as a director and President of the Company include his many years of banking experience and his service and involvement in the local community.

Edwin E. Smith. Mr. Smith has been a director of the Company since September 2000 and of Encore Bank since November 2000. He is currently retired. Mr. Smith is currently a director and member of the audit committee of Enterprise GP Holdings L.P. (NYSE: EPE). From 1989 to 1990, he served as Executive Vice President of Med Center Bank, where he was Senior Commercial Lender and administered the commercial loan portfolio. Prior to that, he was Executive Vice President for First Interstate Bank (and Allied Bank of Texas prior to it being acquired by First Interstate Bancshares) from 1966 to 1989, where he was Senior Commercial Lender for Allied Bank and served as a member of the bank’s senior loan approval committee. From 1959 to 1966, Mr. Smith was a State Bank Examiner for the Texas Department of Banking. The Company believes Mr. Smith’s qualifications to serve as a director include his many years of prior banking experience as well as his service and involvement as a director of the Company and Encore Bank.

Eugene H. Vaughan. Mr. Vaughan has been a director of the Company since September 2000 and of Encore Bank since November 2000. He is the founding Chairman of Vaughan Nelson Investment Management, L.P., an investment management firm that originated in Houston in 1970. Mr. Vaughan was also the founding Chairman and Governor of the Association for Investment Management and Research (now the CFA Institute), a past Chairman of the Institute of Chartered Financial Analysts and a past Chairman of the Financial Analysts Federation. Mr. Vaughan has been a Trustee of Vanderbilt University, Nashville since 1972. He is the founding Chairman of the Center for Houston’s Future. Mr. Vaughan holds a B.A. from Vanderbilt University and an M.B.A. from Harvard Business School. The Company believes Mr. Vaughan’s qualifications to serve as a director include his significant experience with Vaughan Nelson Investment Management, L.P. as well as his service and involvement as a director of the Company and Encore Bank.

David E. Warden. Mr. Warden has been a director of the Company since September 2000 and of Encore Bank since November 2000. He is a founding partner of Yetter & Warden, L.L.P. (now known as Yetter, Warden & Coleman L.L.P.), a Houston-based law firm. He was admitted to the Texas State Bar in 1982 and is licensed to practice in all Texas state courts, the U.S. District Court of Texas (Southern & Western District), the U.S. Fifth Circuit Court of Appeals, the Federal Circuit Court of Appeals and the U.S. Supreme Court. He was formerly a partner at Baker Botts, L.L.P., Houston. He is currently a member of the State Bar of Texas, the Houston Bar Association and the International Bar Association. Mr. Warden is Board Certified with the Texas Board of Legal Specialization, Civil Trial Law, and has been admitted to practice before the U.S. Patent & Trademark Office. He received a Bachelor’s degree and Master’s degree in engineering from Purdue University and a J.D. from the University of Virginia School of Law. The Company believes Mr. Warden’s qualifications to serve as a director include his years of service and involvement as a director of the Company and Encore Bank as well as his years of experience as an attorney.

J. Harold Williams. Mr. Williams is an Executive Vice President of the Company and has been with the organization since August 2005. Mr. Williams is a director and President and CEO of Linscomb & Williams, Inc.

Mr. Williams is also responsible for the management of the Encore Trust division of Encore Bank. He has been with Linscomb & Williams since 1976. Prior to that, Mr. Williams practiced accounting with J.K. Lasser & Co., CPAs. He received a B.B.A. from the University of Houston, holds the designation of Certified Public Accountant and is a Certified Financial Planner. Mr. Williams is not related to Randa Duncan Williams. The Company believes Mr. Williams’ qualifications to serve as Executive Vice President and a director include his many years of experience with Linscomb & Williams and his proven leadership in the management of Encore Trust.

Randa Duncan Williams. Mrs. Williams has been a director of the Company and Encore Bank since April 2006. She is a director and Co-Chairman of Enterprise Products Company, the majority owner of Enterprise Products Partners L.P. (NYSE: EPD) and a director of Enterprise GP Holdings L.P. (NYSE: EPE). She is also President of DLD Family Investments LLC, a family asset management company. Mrs. Williams is the Secretary and a director of the Albert and Margaret Alkek Foundation. She has been a member of the Board of Trustees of the Houston Museum of Natural Science since 1995 and previously served as its Chairman. She serves on the Development Board of the University of Texas Health Science Center and on the Board of Trustees of the Manned Space Flight Education Foundation. Previously, Mrs. Williams practiced law with Butler & Binion, L.L.P. and Brown Sims, P.C. She received her B.A. from Rice University and her J.D. from the University of Houston Law Center. Mrs. Williams is not related to J. Harold Williams. The Company believes Mrs. Williams’ qualifications to serve as a director include her experience as Co-Chairman of Enterprise Products Company as well as her significant involvement and service as a member of several boards in and around the Houston area.

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE FOR ELECTION TO THE BOARD OF DIRECTORS.

EXECUTIVE OFFICERS

The following table sets forth certain information with respect to the executive officers of the Company and Encore Bank who are not also directors:

Name	Age	Positions with the Company and Encore Bank
L. Anderson Creel	62	Executive Vice President, Chief Financial Officer and Treasurer of the Company and Encore Bank

Carmen A. Jordan	40	Executive Vice President of the Company; Executive Vice President and Chief Lending Officer of Encore Bank

L. Anderson Creel. Mr. Creel is Executive Vice President, Chief Financial Officer and Treasurer of the Company and Encore Bank and has been with the organization since April 2000. He also serves as a director of Linscomb & Williams and Town & Country Insurance Agency, Inc. Mr. Creel has over 30 years of banking experience, including eight years as Chief Financial Officer of Prime Bancshares, Inc., a publicly traded bank holding company prior to its acquisition by Wells Fargo, and previous financial positions with Founders Bank and Trust, First City National Bank, MCorp and United Savings Association. Mr. Creel received his B.S. in accounting from Louisiana Tech University, attended the Banking School of the South at Louisiana State University and is a Certified Public Accountant. The Company believes Mr. Creel’s qualifications to serve as Executive Vice President and Chief Financial Officer include his over 30 years of banking experience and his over eight years of prior experience as Chief Financial Officer of Prime Bancshares, Inc.

Carmen A. Jordan. Mrs. Jordan is Executive Vice President of the Company and Executive Vice President and Chief Lending Officer of Encore Bank and has been with the organization since June 2009. Prior to this, Mrs. Jordan was with Amegy Bank of Texas since 1997, most recently serving as Senior Vice President and Manager of the Corporate Energy Services lending division. Mrs. Jordan received her B.B.A. in finance from Lamar University. The Company believes Mrs. Jordan’s qualifications to serve as Executive Vice President and Chief Lending Officer include her 19 years of banking experience and her service and involvement with Amegy Bank.

Each executive officer of the Company is elected by the Board and each officer of Encore Bank is elected by the Board of Directors of Encore Bank and holds office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.

CORPORATE GOVERNANCE

Meetings of the Board of Directors

The Board held ten meetings during 2009. No director attended less than 75% of the aggregate of the (1) total number of meetings of the Board and (2) total number of meetings held by committees on which he or she served.

Board Leadership Structure

The Board believes that the Company’s Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with the Company’s business and industry, and most capable of effectively identifying corporate priorities and leading the discussion and execution of strategic initiatives. Independent directors and management have different perspectives and roles in strategy development. The Company’s independent directors bring experience, oversight and expertise from outside the Company and industry, while the Chief Executive Officer brings company-specific experience and expertise. The Board appoints a lead independent director who presides over executive sessions held. In 2009, Walter M. Mischer, Jr. served as the Company’s lead independent director. The Board believes that the combined role of Chairman and Chief Executive Officer promotes strategic development and execution, and facilitates information sharing between management and the Board, both of which are essential to effective governance.

One of the key responsibilities of the Board is to develop strategic direction and hold management accountable for the execution of strategy once it is developed. The Board believes the combined role of Chairman and Chief Executive Officer is in the best interest of shareholders because it provides the appropriate balance between strategy development and independent oversight of management.

Oversight of Risk Management

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews information regarding the Company’s asset quality, securities portfolio, capital, liquidity and operations, as well as the risks associated with each. The Company’s Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Audit Committee oversees management of financial risks. The Corporate Governance and Nominating Committee manages risks associated with management, including the independence of the Board and succession planning. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks.

Committees of the Board

The Company’s Board has three committees, the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee, each of which is described below.

Audit Committee. The primary purpose of the Audit Committee is to provide independent and objective oversight with respect to the Company’s financial reports and other financial information provided to shareholders and others, the Company’s internal controls and audit, accounting and financial reporting processes generally. The Audit Committee reports to the Board concerning these matters. In addition, the Audit Committee reviewed and discussed with management and the independent registered public accounting firm the Company’s interim and annual financial results and the interim and annual financial statements prior to the filing of the Company’s Quarterly Reports on Form 10-Q and the Annual Report on Form 10-K. The Audit Committee operates pursuant to a written charter which is available on the Company’s website at www.encorebank.com, under the Investor Relations page.

The duties of the Audit Committee include, among other things:

•	appointing, evaluating the qualifications and independence of and determining the compensation of the Company’s independent auditors;

•	reviewing and approving the scope of the Company’s annual audit, the audit fee and financial statements;

•	reviewing disclosure controls and procedures, internal control over financial reporting, the internal audit function and corporate policies with respect to financial information;

•	reviewing critical accounting policies, any significant changes in accounting principles, policies, controls and procedures and the quality and appropriateness of the Company’s accounting principles;

•	reviewing other risks that may have a significant impact on the Company’s financial statements;

•	establishing procedures for the receipt, retention and treatment of complaints regarding accounting and auditing matters; and

•	performing annual evaluations of the performance of the Audit Committee and the adequacy of the Audit Committee charter.

The Audit Committee is responsible for oversight of Company risks relating to accounting matters, financial reporting and legal and regulatory compliance. To satisfy these oversight responsibilities, the Audit Committee separately meets regularly with the Company’s Chief Financial Officer, director of internal audit, independent registered public accounting firm and management. The Audit Committee also receives regular reports regarding issues such as the status and findings of audits being conducted by the internal auditors and the independent registered public accounting firm, the status of material litigation, accounting changes that could affect the Company’s financial statements and proposed audit adjustments.

The Audit Committee is comprised of David E. Warden (Chairman), Carin M. Barth, J. Bryan King and Edwin E. Smith, each of whom the Board of Directors has determined is an independent director in accordance with the NASDAQ Global Market listing standards and Section 10A of the Securities Exchange Act of 1934, as amended. The Board has also determined that Mr. King and Mrs. Barth each qualify as an “audit committee financial expert” as that term is defined under the rules of the SEC, and that each member of the Audit Committee is able to read and understand fundamental financial statements and has substantial business experience and a level of experience and knowledge necessary to meet the requisite “financial sophistication” qualifications under the rules of the NASDAQ Global Market. Accordingly, the Board has determined that the directors who serve on the Audit Committee have sufficient knowledge and experience to fulfill the duties and obligations of the Audit Committee. The Audit Committee held six meetings during 2009.

Compensation Committee. The primary purpose of the Compensation Committee is to discharge the responsibilities of the Board relating to the compensation of the Chief Executive Officer and other named executive officers of the Company and certain other officers of Encore Bank and its subsidiaries, and is responsible for establishing policies dealing with various compensation and employee benefit matters. The Compensation Committee operates pursuant to a written charter which is available on the Company’s website at www.encorebank.com, under the Investor Relations page.

The duties of the Compensation Committee include, among other things:

•

evaluating the performance of the Chief Executive Officer and, with the guidance of the Chief Executive Officer, the performance of the Company’s other named executive officers and the executive officers of Encore Bank and its subsidiaries;

•

overseeing the administration of the Company’s employee benefit and incentive plans, policies and programs, including the Encore Bancshares, Inc. 2000 Stock Incentive Plan, as amended (the “2000 Plan”), and the Encore Bancshares, Inc. 2008 Stock Awards and Incentive Plan (the

“2008 Plan” and together with the 2000 Plan, the “Incentive Plans”), and making recommendations to the Board as to the grant of options and awards to eligible participants under those plans;

•	reviewing and approving, as appropriate, employment and/or change in control agreements, including any contractual commitments or agreements with employees;

•

evaluating, reviewing and discussing the Compensation Discussion and Analysis (“CD&A”) with management and determining whether to recommend to the Board to include the CD&A in the Company’s annual proxy statement;

•	preparing the Compensation Committee Report to be included or incorporated by reference in the Company’s annual proxy statement or Annual Report on Form 10-K; and

•	performing annual evaluations of the performance of the Compensation Committee and the adequacy of the Compensation Committee charter.

The Compensation Committee is responsible for risks relating to employment policies and the Company’s compensation and benefits systems. To assist it in satisfying these oversight responsibilities, the Compensation Committee meets regularly with management to understand the financial, human resources and shareholder implications of compensation decisions being made. Additionally, because of the Company’s participation in the United States Treasury Department’s Troubled Asset Relief Program Capital Purchase Program (“CPP”), the Compensation Committee is responsible for ensuring that the Company’s compensation plans and arrangements do not create inappropriate risks. As required by Section 111 of the Emergency Economic Stabilization Act of 2008, as amended and implemented by guidance or regulation thereunder (“EESA”), the Compensation Committee meets at least once every six months in order to:

•

review with the Company’s senior risk officer(s) the compensation plans for the named executive officers and make all reasonable efforts to ensure that these plans do not encourage the named executive officers to take unnecessary and excessive risks that threaten the value of the Company;

•	review with the Company’s senior risk officer(s) the Company’s employee compensation plans and make all reasonable efforts to limit any unnecessary risks that these plans pose to the Company; and

•

review the Company’s employee compensation plans to eliminate any features of these plans that would encourage the manipulation of the Company’s reported earnings to enhance the compensation of any employee.

The Compensation Committee consists of Walter M. Mischer, Jr. (Chairman), J. Bryan King, Eugene H. Vaughan and Randa Duncan Williams, each of whom the Board has determined is an independent director in accordance with the NASDAQ Global Market listing standards. The Compensation Committee held four meetings during 2009 to review such compensation and employee benefit matters.

Corporate Governance and Nominating Committee. The primary purpose of the Corporate Governance and Nominating Committee is to assist the Board in identifying qualified individuals to become directors and to maintain and update the Company’s various corporate governance guidelines and policies as necessary. The Corporate Governance and Nominating Committee operates pursuant to a written charter which is available on the Company’s website at www.encorebank.co, under the Investor Relations page.

The duties of the Corporate Governance and Nominating Committee include, among other things:

•	recommending to the Board the slate of director nominees for election at the annual meeting of shareholders;

•	establishing criteria for selecting new directors;

•	assisting the Board in making a determination of each outside director’s “independence” in accordance with the NASDAQ Global Market listing standards;

•	reviewing the backgrounds and qualifications of possible candidates for director positions;

•	formulating and recommending to the Board for adoption a policy regarding the consideration of nominees proposed by shareholders for election to the Company’s Board;

•

adopting procedures regarding the submission of shareholder nomination requests to the Corporate Governance and Nominating Committee, including requirements related to the timing, manner, form and substance of such recommendations;

•

formulating and overseeing procedures to facilitate shareholder communications with the Board, including requirements related to the timing, manner, substance, collection and response to such communications;

•	reviewing and recommending policies applicable to the Board;

•	regularly reviewing issues and developments related to corporate governance and recommending corporate governance standards to the Board;

•	soliciting input from the directors and, on an annual basis, conducting a review of the effectiveness of the operation of the Board and its committees; and

•	performing annual evaluations of the performance of the Corporate Governance and Nominating Committee and the adequacy of the Corporate Governance and Nominating Committee charter.

The Corporate Governance and Nominating Committee is also responsible for oversight of risks relating to management and Board succession planning, the independence of the Board and potential conflicts of interest, and shareholder responses to the Company’s business practices. To satisfy these oversight responsibilities, the Corporate Governance and Nominating Committee receives regular reports from officers of the Company responsible for each of these risk areas on matters such as succession planning programs and goals, trends in risk levels, and related risk management activities.

The Corporate Governance and Nominating Committee consists of Randa Duncan Williams (Chairman), Walter M. Mischer, Jr., and David E. Warden, each of whom the board has determined is an independent director in accordance with the NASDAQ Global Market listing standards. The Corporate Governance and Nominating Committee held three meetings in 2009.

The Corporate Governance Guidelines are available electronically in the corporate governance section of the Investor Relations page of the Company’s website at www.encorebank.com.

Director Nominations Process

The Corporate Governance and Nominating Committee considers nominees to serve as directors of the Company and recommends such persons to the Board. The Corporate Governance and Nominating Committee also considers director candidates recommended by shareholders who appear to be qualified to serve on the Company’s Board and meet the criteria for nominees considered by the committee. The Corporate Governance and Nominating Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board of Directors and the Corporate Governance and Nominating Committee does not perceive a need to further increase the size of the Board. In order to avoid the unnecessary use of the Corporate Governance and Nominating Committee’s resources, the Corporate Governance and Nominating Committee will consider only those director candidates recommended in accordance with the procedures set forth below in the section titled “Procedures to be Followed by Shareholders.”

Criteria for Director Nominees.

The Corporate Governance and Nominating Committee has adopted a set of criteria that it considers when it selects individuals to be nominated for election to the Board. The Corporate Governance and Nominating

Committee considers the following criteria in selecting nominees: financial, regulatory and business experience; familiarity with and participation in the local community; integrity, honesty and reputation; dedication to the Company and its shareholders; independence; and any other factors the Corporate Governance and Nominating Committee deems relevant, including age, size of the Board and regulatory disclosure obligations. The Corporate Governance and Nominating Committee does not have a formal policy with respect to diversity; however, the Board and Corporate Governance and Nominating Committee believe that it is essential that the Board members represent diverse viewpoints.

The Corporate Governance and Nominating Committee may weigh the foregoing criteria differently in different situations, depending on the composition of the Board at the time. The Corporate Governance and Nominating Committee will strive to maintain at least one director who meets the definition of “audit committee financial expert” under the regulations of the SEC.

In addition, prior to nominating an existing director for re-election to the Board, the Corporate Governance and Nominating Committee considers and reviews an existing director’s board and committee attendance and performance; length of board service; experience, skills and contributions that the existing director brings to the Board; and independence.

Process for Identifying and Evaluating Director Nominees.

Pursuant to the Corporate Governance and Nominating Committee Charter as approved by the Board, the Corporate Governance and Nominating Committee is responsible for the process relating to director nominations, including identifying, interviewing and selecting individuals who may be nominated for election to the Board. The process that the Corporate Governance and Nominating Committee follows when it identifies and evaluates individuals to be nominated for election to the Board is set forth below.

Identification. For purposes of identifying nominees for the Board, the Corporate Governance and Nominating Committee will rely on personal contacts of the members of the Board as well as their knowledge of members of Encore Bank’s local communities. The Corporate Governance and Nominating Committee will also consider director candidates recommended by shareholders in accordance with the policy and procedures set forth below in the section titled “Procedures to be Followed by Shareholders.” The Corporate Governance and Nominating Committee has not previously used an independent search firm in identifying nominees.

Evaluation. In evaluating potential nominees, the Corporate Governance and Nominating Committee determines whether the candidate is eligible and qualified for service on the Board by evaluating the candidate under the selection criteria set forth above. In addition, for any new director nominee, the Corporate Governance and Nominating Committee will conduct a check of the individual’s background and interview the candidate.

Procedures to be Followed by Shareholders.

Any shareholder of the Company may recommend to the Corporate Governance and Nominating Committee one or more persons as a nominee for election as a director of the Company at an annual meeting of shareholders if the shareholder complies with the prior notice and information provisions contained in the Company’s Bylaws. Currently, in order for a director nomination to be timely, a shareholder’s notice to the Company must be received at the Company’s offices not less than 120 days in advance of the first anniversary of the date the Company’s proxy statement was released to shareholders in connection with the previous year’s annual meeting of shareholders. To submit a nomination of a director candidate, a shareholder must submit the following information in writing, addressed to the Chairman of the Corporate Governance and Nominating Committee, care of the Corporate Secretary, at the Company’s main office:

•	The name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated;

•

A representation that the shareholder is a holder of record of stock of the Company entitled to vote at the annual meeting and, if applicable, intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•

If applicable, a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; and

•

Such other information regarding each nominee that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, or any successor regulation thereto (including such person’s notarized written acceptance of such nomination, consent to being named in the proxy statement as a nominee and statement of intention to serve as a director if elected).

A nomination of any person not made in compliance with the foregoing procedures shall not be eligible to be voted upon by the shareholders at the meeting.

If the Corporate Governance and Nominating Committee receives a director nomination from a shareholder or group of shareholders who (individually or in the aggregate) beneficially owned greater than 5% of the Company’s outstanding Common Stock for at least one year as of the date of such recommendation, the Company, as required by applicable securities law, will identify the candidate and shareholder or group of shareholders recommending the candidate and will disclose in its proxy statement whether the Corporate Governance and Nominating Committee chose to nominate the candidate, as well as certain other information.

Shareholder Communications with Directors; Director Attendance at Annual Meeting

The Board will give appropriate attention to written communications received from shareholders, and will respond if and as appropriate. Shareholders or other interested parties can contact any director or committee of the Board by writing to them in care of Rhonda L. Carroll, Corporate Secretary, Encore Bancshares, Inc., Nine Greenway Plaza, Suite 1000, Houston, Texas 77046. Comments or complaints relating to the Company’s accounting, internal accounting controls or auditing matters will be referred to members of the Audit Committee. Other concerns will generally be referred to the Corporate Governance and Nominating Committee.

In addition, the Board encourages directors to attend the annual meeting of shareholders. Six of the Company’s directors attended the Company’s 2009 annual meeting of shareholders held on May 14, 2009.

Code of Ethics

The Company’s Board has adopted a Code of Ethics that applies to all directors, officers and employees, including the Company’s Chairman, Chief Executive Officer, President, and senior financial officers. The Code of Ethics is available electronically in the corporate governance section of the Investor Relations page of the Company’s website at www.encorebank.com.

Director Independence

During the review by the Company’s Board of director independence, the Board considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates, including those reported under the section titled “Certain Relationships and Related Party Transactions” below. The Board also considered whether there were any transactions or relationships between directors or any member of their immediate family (or any entity of which a director or an immediate family member is an executive officer, general partner or significant equity holder) and members of the Company’s senior management or their affiliates. The purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the director is independent.

As a result of this review, the Board affirmatively determined that the following directors are independent directors under the listing standards of the NASDAQ Global Market: Carin M. Barth, J. Bryan King, Walter M. Mischer, Jr., Edwin E. Smith, Eugene H. Vaughan, David E. Warden, and Randa Duncan Williams. Messrs. D’Agostino, Jenness, Moore and Williams are not independent because of their positions with the Company or one of its subsidiaries.

Executive Sessions

The independent directors of the Company hold executive sessions from time to time at the conclusion of regular meetings of the Board without the Chief Executive Officer or any other member of management present. Walter M. Mischer, Jr. serves as the Company’s lead independent director and presides at all of these executive sessions. During 2009, the independent directors held two executive sessions.

DIRECTOR COMPENSATION

During 2009, each non-employee director of the Company received a fee of $1,000 for each meeting of the Company’s Board attended. In addition, members of each committee of the Company’s Board received $500 for each meeting attended, and the Chairman of each committee received a fee of $1,000 for each meeting they chaired. The Company reimburses directors for travel expenses incurred in connection with attending board, committee and shareholder meetings and for other business-related expenses.

All of the members of the Company’s Board are also members of the Board of Directors of Encore Bank and each non-employee director of Encore Bank received a fee of $2,000 for each meeting of Encore Bank’s Board of Directors attended. Mr. Smith and Mrs. Barth serve on the Board Compliance Committee of Encore Bank and received a fee of $750 for each meeting attended. Messrs. Christopherson, who currently serves as a director but will not stand for re-election at the meeting, D’Agostino, Jenness and Moore are employed by the Company and do not receive any compensation for their service on the Board of Directors of the Company or Encore Bank.

In addition to the director fees listed above, in March 2009 the Compensation Committee recommended, and the Board approved, an award of 4,000 shares of restricted stock to each non-employee director of the Company pursuant to the 2000 Plan. The forfeiture restrictions with respect to the restricted stock awards will lapse on April 3, 2012.

The following table contains information concerning the compensation of the directors of the Company for the fiscal year ended December 31, 2009:

Director Compensation for the Fiscal Year Ended December 31, 2009

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Total
Carin M. Barth	$10,750	$—	$10,750
J. Bryan King	30,500	37,720	68,220
Walter M. Mischer, Jr.	28,500	37,720	66,220
Edwin E. Smith	29,750	37,720	67,470
Eugene H. Vaughan	27,000	37,720	64,720
David E. Warden	28,500	37,720	66,220
Randa Duncan Williams	27,000	37,720	64,720

(1)	Includes $16,750 in fees paid to Mr. Smith, $16,000 in fees paid to each of Messrs. King and Vaughan, $14,000 in fees paid to each of Messrs. Mischer and Warden and Mrs. Williams, and $6,750 in fees paid to Mrs. Barth for service as a director of Encore Bank in 2009. For the year ended December 31, 2009, no director received compensation in the form of perquisites or personal benefits.

(2)	Represents the aggregate grant date fair value of restricted stock awarded pursuant to the 2000 Plan in the fiscal year ended December 31, 2009, which was computed in accordance ASC Topic 718.

Indemnity Agreements

The Company has entered into indemnity agreements with each of its directors. The indemnity agreements provide for indemnification against certain costs incurred by each director, including the advancement of reasonable expenses, made or threatened to be made a party to a proceeding because of his or her official capacity as a director, officer or employee of the Company. Indemnification is not provided for willful or intentional misconduct in the performance of indemnitee’s duties to the Company. The indemnity agreements provide for indemnification to the fullest extent permitted by Texas law, subject to the rules of the Federal Deposit Insurance Corporation that may prohibit or limit an indemnification payment to an institution-affiliated party under certain circumstances.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Compensation Discussion and Analysis

The Compensation Discussion and Analysis (“CD&A”) described below relates to the compensation decisions made by the Compensation Committee and the Company with respect to the Company’s 2009 compensation of its named executive officers. As described below, significant new restrictions have been imposed on the compensation of the Company’s named executive officers due to the Company’s participation in the CPP. The Compensation Committee considered these new limits relative to the 2009 compensation program and will continue to do so during the remaining time period of the Company’s participation in the CPP.

U.S. Treasury’s Capital Purchase Program

In December 2008, the Company elected to accept $34.0 million of capital made available under the CPP. As a result of the Company’s participation in the CPP, the Company agreed that, until such time as the United States Department of the Treasury (the “U.S. Treasury”) ceases to own any debt or equity securities of the Company acquired pursuant to the CPP (the “CPP Covered Period”), the Company will take all necessary action to ensure that the Company complies with Section 111 of the EESA, and has agreed not to adopt any benefit plans with respect to, or which cover, its senior executive officers that do not comply with the EESA.

On June 10, 2009, the U.S. Treasury published an interim final rule, which became effective June 15, 2009, establishing certain standards for CPP participants with respect to the executive compensation and corporate governance standards imposed by the EESA. The requirements related to executive compensation are as follows:

•

Limits on Incentive Compensation. Based on the amount of CPP funding the Company received, it is prohibited from paying or accruing any bonus, retention award or incentive compensation for any of its five most highly compensated employees. This prohibition does not apply (1) to any bonus payments required to be paid pursuant to a written employment agreement executed on or before February 11, 2009; or (2) to the granting of long–term restricted stock, provided that such restricted stock remains subject to transfer restrictions during the CPP Covered Period and is not awarded on an annual basis at a value exceeding one–third of the covered employee’s total annual compensation.

•

Prohibition on Compensation that Provides an Incentive to Take Unnecessary and Excessive Risks. The Company is prohibited from providing incentive compensation arrangements that encourage its named executive officers to take unnecessary and excessive risks that threaten the value of the Company.

•

Clawback on Incentive Compensation. The Company must provide for the recovery of any bonus, retention award or incentive compensation paid to the named executive officers and the next twenty most highly compensated employees that were based upon financial statements or other criteria that are later found to be materially inaccurate. In addition, compensation plans that would encourage manipulation of reported earnings to enhance the compensation of any employee are prohibited.

•

Limit on Tax Deduction. The Company’s tax deduction for compensation paid to any named executive officer is limited to $500,000 annually. The EESA amended Section 162(m) of the Internal Revenue Code by adding Section 162(m)(5), which sets forth the $500,000 deduction limit. In addition, prior to the amendment, certain performance–based compensation paid under shareholder-approved plans did not count toward such deduction limit. The EESA and Section 162(m)(5) eliminate that exclusion for the Company.

•

Prohibition on Golden Parachutes. The Company is prohibited from making any golden parachute payments to its named executive officers and the next five most highly compensated employees. Under the EESA, golden parachute payments are defined as any payment for departure from the Company for any reason, except for payments related to death or disability and services performed or benefits accrued. In addition, any amount due upon a change in control event of the Company, as well as the acceleration of vesting due to a departure or a change in control event, is treated as a golden parachute payment.

•

Limitations on Luxury Expenditure. The Company must have a policy regarding excessive or luxury expenditures, including entertainment or events, office and facility renovations, aviation or other transportation services, and other activities or events that are not reasonable expenditures for staff development or reasonable performance incentives. The Company has adopted a policy on excessive or luxury expenditures, which is available on the Company’s website at www.encorebank.com, under the Investor Relations page.

•

Prohibition of Tax Gross-Ups. The Company is prohibited from providing “gross-ups” to its named executive officers and the next twenty most highly compensated employees. This requirement prohibits the reimbursement of taxes owed on any compensation, such as golden parachutes and perquisites.

•

Non-Binding Advisory Proposal on Executive Compensation. As required by the EESA, the Board authorized a non–binding advisory shareholder vote on the Company’s executive compensation plans, programs and arrangements. This proposal is included in this Proxy Statement.

In connection with the Company’s participation in the CPP, each of the Company’s named executive officers has either (1) executed a waiver voluntarily waiving any claim against the U.S. Treasury or the Company for any changes to such named executive officer’s compensation or benefits that are required to comply with the EESA and acknowledging that the regulation may require modification of the compensation, bonus, incentive and other benefit plans, arrangements and policies and agreements as they relate to the CPP Covered Period, (2) entered into a letter agreement with the Company agreeing to amend the compensation, bonus, incentive and other benefit plans, arrangements and policies and agreements with respect to such named executive officer as may be necessary, during the CPP Covered Period, to comply with Section 111 of the EESA, and/or (3) entered into an agreement with the Company which reflects the necessary provisions to comply with Section 111 of the EESA during the CPP Covered Period.

Role of Compensation Committee

The Compensation Committee of the Board is responsible for developing and making recommendations to the Board with respect to the Company’s executive compensation policies. In addition, the Compensation Committee considers the anticipated tax treatment of the Company’s executive compensation program. Walter M. Mischer, Jr. (Chairman), J. Bryan King, Eugene H. Vaughan and Randa Duncan Williams, each of whom the Board has determined to be an independent director, as defined in the NASDAQ Global Market listing standards, serve on the Compensation Committee. This CD&A describes the components of the Company’s compensation program for its named executive officers and describes the basis on which the 2009 compensation determinations were made by the Compensation Committee with respect to the Chief Executive Officer, President, Chief Financial Officer and the other named executive officers of the Company.

Overview of Compensation Policies and Objectives

The Company’s intent regarding compensation of named executive officers is to provide salary levels and incentive compensation opportunities that (1) are competitive within the market in which positions are located, (2) attract and retain individuals of outstanding ability in these key positions and (3) are designed to align the executives’ incentives with the Company’s short- and long-term goals, including strong pay-for-performance recognition for both individual performance and Company performance relative to the performance of other companies of comparable size, complexity and quality.

Role of Executives and Board in Establishing Compensation

The Compensation Committee analyzes and makes all final decisions with respect to compensation of the named executive officers. The Chief Executive Officer provides input regarding the performance of the other named executive officers of the Company and makes recommendations to the Compensation Committee for compensation amounts payable to the other named executive officers. The Chief Executive Officer is not involved with any aspect of determining his own pay. The Compensation Committee recommends all stock awards and option grants for the named executive officers to the Board, which approves all stock awards and all option grants under the Incentive Plans. The Compensation Committee, based on input from discussions with other persons and advisors as it deems appropriate, reviews the performance and compensation of the Chief Executive Officer and determines his level of compensation.

Administration of Executive Compensation

In reviewing the 2009 compensation of each of the Company’s named executive officers, the Compensation Committee reviewed all components of their respective compensation, including base salary, short-term incentive bonus, long-term equity incentive compensation and the projected payout obligations that may be owed in certain circumstances under any existing employment or change in control agreement. In addition, the Compensation Committee reviewed each executive officer’s compensation history and comparative performance information.

Role of Consultants

The Compensation Committee retained Pearl Meyer & Partners, an independent compensation consultant who reports directly to the Compensation Committee, to assist the Compensation Committee in the evaluation of executive compensation by providing market data, best practices information, and other consulting services. Pearl Meyer & Partners provides benchmark data related to base compensation, short-term incentives and long-term incentives for executive officers of bank holdings companies of similar size and location to the demographics of the Company. Pearl Meyer & Partners was engaged by the Compensation Committee to provide similar services in 2008 and 2007.

Pearl Meyer & Partners was additionally engaged to provide guidance and assistance in conducting a risk assessment of the Company’s 2009 compensation plans. No other services were provided by Pearl Meyer & Partners to the Compensation Committee, the Board or management of the Company or Encore Bank.

Benchmarking and Use of Peer Companies

The Compensation Committee selected a peer group to benchmark executive compensation and reviews that peer group annually. The benchmarking and compensation evaluation process utilized to monitor the competitive market for the Company’s named executive officers consists of surveys of the retail and community banking sector and peer company proxy data. The Compensation Committee does not limit the evaluation process to data alone. It looks at individual performance, current salary levels and internal equity in weighing all the data. It monitors best practices from various sources such as the National Association of Corporate Directors, proxy data and various publications.

The peer group used in 2009 is comprised of bank holding companies that are of similar size and location to the demographics of the Company. Peer company selection is made on the basis of a combination of the following factors, the majority of which would apply in most instances:

•	banks with which the Company competes for talent;

•	small- to mid-sized community banks operating in the Texas and Florida areas;

•	banks that analysts may track for performance against the Company;

•	banks that could or do experience similar market cycles as the Company;

•	banks that are of a similar size in deposits/assets to a fixed multiple of that of the Company;

•	banks that are direct competitors for the client market and that fit most of the above categories; and

•	banks with similar business models.

The companies used in the peer group have an operating footprint that is similar or close to the operations of the Company. Since levels of compensation are correlated to company size, data regression was used, where appropriate, to size-adjust data for better applicability. The peer group that met such criteria at the time of selection by the Compensation Committee in December 2009 is presented below. The peer group information is based on information from Standard & Poor’s as of December 31, 2008.

Bank Holding Company	Assets as of Dec. 31, 2008	Headquarters
	(in millions)
Bank of Florida Corporation	$1,549	Naples, FL
Capital City Bank Group	$2,489	Tallahassee, FL
Centerstate Banks of Florida, Inc.	$1,333	Davenport, FL
First Financial Bankshares, Inc.	$3,212	Abilene, TX
MetroCorp Bancshares, Inc.	$1,580	Houston, TX
Prosperity Bancshares, Inc.	$9,072	Houston, TX
Seacoast Banking Corp	$2,314	Stuart, FL
Southside Bancshares, Inc.	$2,700	Tyler, TX
Sterling Bancshares, Inc.	$5,080	Houston, TX
Texas Capital Bancshares, Inc.	$5,140	Dallas, TX
TIB Financial Corp	$1,610	Naples, FL

Summary of 2009 Compensation Decisions

During 2009, the Compensation Committee applied the compensation principles described above and determined a level of compensation which it believes to be competitive for each named executive officer based on information drawn from a variety of sources, including proxy statements of the peer group companies and surveys of community banking organizations. Since the latter half of 2008, the Texas economy has slowed and problems in other parts of the country have had a negative impact on the Company’s overall performance. Accordingly, the components of the named executive officers’ 2009 compensation tied to Company performance were impacted as well. Lastly, as described above in the section titled “—U.S. Treasury’s Capital Purchase Program” the Company is subject to various limitations and restrictions on executive compensation based on its participation in the CPP, which significantly impacted the 2009 compensation of the named executive officers.

In summary, the 2009 compensation decisions for the named executive officers were as follows:

•

Three of the named executive officers, Messrs. D’Agostino, Creel and Williams, were employed by the Company throughout the entire year. The only base salary adjustment during the year was to Mr. Williams, who received a 4.3% salary increase effective January 1, 2009 pursuant to the terms of his employment agreement. None of these named executive officers received a short-term incentive bonus or long-term equity award for services provided in 2009.

•

Two of the named executive officers, Mr. Moore and Mrs. Jordan, were employed by the Company in June 2009. Pursuant to the terms of their agreed compensation arrangements, each received a grant of restricted stock upon joining the Company issued pursuant to the Company’s 2008 Plan with vesting to occur 25% per year beginning August 3, 2010 (subject to certain transfer restrictions as may be required to comply with the EESA). In addition, each received a short-term incentive bonus.

Elements of Compensation

During 2009, the executive compensation program for the Company’s named executive officers included five principal elements that, taken together, constitute a flexible and balanced method of establishing total compensation. These elements are:

•	base salary;

•	short-term incentive bonuses;

•	long-term equity based incentive awards;

•	401(k) plan; and

•	employee benefit plans provided to all full-time employees.

The compensation program for the Company’s named executive officers during 2009 included only very limited perquisites not offered to employees generally. As a result of the Company’s participation in the CPP, the Company is prohibited from utilizing short-term incentive bonuses and certain types of long-term equity incentive awards as components of its compensation programs for its named executive officers during the CPP Covered Period.

Base Salary

Base salaries provide the named executive officers with a base level of monthly income and help achieve the objectives outlined above by attracting and retaining strong talent. The Compensation Committee establishes base salary levels for each named executive officer by comparison with competitive salary levels paid to similarly situated executives at the bank holding companies in Texas and Florida that the Company considers to be peer companies. Base salaries are determined by the position’s scope and responsibilities, the named executive officer’s general performance level and the relative salaries of peers and other members of the executive team. The Company’s base salaries approximate the median level of the competitive rates discussed above and are adjusted based on factors such as individual experience, individual performance, individual potential, cost of living considerations and specific issues particular to the Company, as well as the Compensation Committee’s subjective judgment.

The Compensation Committee monitors the base salary levels and the various incentives of the Company’s named executive officers to ensure that overall compensation is consistent with its objectives and remains competitive within the area of the Company’s operations. In setting the goals and measuring a named executive officer’s performance against those goals, the performance of competitors and general economic and market conditions are considered. On the basis of the Compensation Committee’s review, the named executive officers, other than Mr. Williams, did not receive an adjustment to their base salaries. Mr. Williams received a 4.3% increase in his base salary effective January 1, 2009 based upon the criteria set forth in his employment agreement.

Short-Term Incentive Bonus

The purpose of the short-term incentive bonus is to provide motivation toward, and reward the accomplishment of, business unit and corporate annual objectives and to provide a competitive compensation package that will attract, reward and retain individuals of the highest quality.

When determining the amount of the short-term incentive bonus to be made, if any, for services provided during 2009, the Compensation Committee used the target award percentages and award weightings set forth in the Company’s Performance Incentive Plan (“PIP”), which was adopted by the Board in April 2009. The PIP provides for a target award (set as a percentage of an officer’s base salary) comprised of a short-term component and a long-term component, each assigned a separate weight which aggregate 100% of the target award. For 2009, the short-term component comprised 20% of the total target award for the Chief Executive Officer and Chief Financial Officer. The maximum incentive compensation for Mr. Williams is set forth in the terms of his employment agreement and does not differentiate between short-term and long-term components. Since Mr. Moore and Mrs. Jordan joined the Company in June 2009, they did not participate in the PIP for 2009, but are expected to participate in 2010. The PIP, the target award percentages and performance measures used are described below in more detail in the section titled “—Performance Incentive Plan.” In setting the performance measures and evaluating a named executive officer’s performance against those measures, the performance of competitors and general economic and market conditions are considered.

As a result of the Company’s 2009 performance falling below the established performance measures for the short-term component of the PIP and the prohibition on the Company’s accrual or payment of short-term incentive bonuses pursuant to its participation in the CPP, Messrs. D’Agostino, Creel and Williams did not receive a short-term incentive bonus for 2009. Neither Mr. Moore nor Mrs. Jordan were a covered employee subject to the restrictions on short-term incentive bonuses during 2009, they each received a $125,000 and $83,750 short-term incentive bonus, respectively, in accordance with their agreed compensation arrangements.

Long-Term Equity Based Incentive Compensation

The Company considers long-term equity incentive compensation to be critical to the alignment of executive compensation with shareholder value creation. Therefore, a market competitive long-term incentive component is an integral part of the overall executive compensation program. Long-term incentive compensation is used to focus management’s attention on the Company’s performance over a period of time longer than one year in recognition of the long-term horizons for return on investments and strategic decisions in the financial services industry. The program is designed to motivate management to assist the Company in achieving a high level of long-term performance and serves to link this portion of executive compensation to long-term shareholder value. The Compensation Committee generally attempts to provide the named executive officers with a total compensation package that is competitive and reflective of the performance achieved by the Company compared with its peers, and is typically weighted toward long-term incentives. Aggregate stock or option holdings of the named executive officer have no bearing on the size of a performance award.

When determining the amount of long-term equity based compensation to award to the named executive officers, the Compensation Committee used the target award percentages and award weightings set forth in the PIP. For 2009, the long-term component comprised 80% of the total target award for the Chief Executive Officer and Chief Financial Officer. The maximum incentive compensation for Mr. Williams is set forth in the terms of his employment agreement and does not differentiate between short-term and long-term components. Since Mr. Moore and Mrs. Jordan joined the Company in June 2009, they did not participate in the PIP for 2009, but are expected to participate in 2010. All long-term equity based awards in connection with the PIP are made under the shareholder approved 2008 Plan, which permits the granting of any or all of the following types of awards: stock options, stock appreciation rights, restricted stock, performance awards and phantom stock. The Company also maintains the 2000 Plan.

During 2009, no stock options were granted to the named executive officers of the Company under the PIP. Mr. Moore and Mrs. Jordan, who were not covered employees subject to the restrictions on equity based incentive compensation during 2009, received 100,000 shares and 60,000 shares of restricted stock, respectively, under the Company’s 2008 Plan pursuant to their agreed compensation arrangements. None of the other named executive received any restricted stock awards during 2009.

As of March 31, 2010, 979,000 options and 445,450 shares of restricted stock were outstanding under the Incentive Plans, of which 164,500 options and 165,590 shares of restricted stock were held by named executive officers of the Company.

Performance Incentive Plan

The PIP is designed to motivate and recognize achievement of the named executive officers, members of management and other employees who participate in it. It is composed of quantitative business financial objectives and personal objectives which are established in the beginning of each plan year.

There are seven separate business unit plans, the measures of which are linked to and affect the overall corporate financial objectives. Each business unit plan is developed annually in a formal process with the Chief Executive Officer and management of that business unit, memorialized into performance measures and consolidated into the PIP. The consolidated PIP is approved annually by the Chief Executive Officer, submitted to the Compensation Committee for approval and disseminated to the PIP participants. Employee participation is based on the position, contribution level, specific unit or branch and recommendations of the respective unit manager(s). Performance results and objectives are then reviewed after the end of the fiscal year to formulate the actual awards.

Upon submission of the results of the applicable performance measures from the previous year, the Compensation Committee evaluates performance for the period and retains discretion as to the effects of extraordinary circumstances and performance outcomes and also may make supplementary discretionary awards where and when merited. The awards under the PIP are comprised of a short-term and long-term component, each assigned to a separate weight which aggregate 100% of the target award. Awards under the PIP made to non-executive officers and other employees have monthly, quarterly and annual components while the awards granted to executive officers, including the named executive officers, are made only on an annual basis.

For the Company’s named executive officers, the PIP provides for potential target award values which are expressed as a percentage of the executive’s base salary. These target award values, after the performance determination, could result in payout of short-term cash incentive awards and long-term equity incentive awards, as described above. The target levels, award payout weightings and measures established for 2009 for each of the named executive officers are set forth in the following table:

Performance Incentive Plan Provisions

	Target Award (as a % of Base Salary)	Award Payout Weightings
Named Executive Officer		Short-Term Incentive	Long-Term Incentive	Performance Measures
James S. D’Agostino, Jr.	60%	20%	80%	Problem Loan Resolution Loan Portfolio Management DDA/Int. Checking Growth Earnings Qualitative

L. Anderson Creel	60%	20%	80%	Problem Loan Resolution Loan Portfolio Management DDA/Int. Checking Growth Earnings Qualitative

Preston Moore (1)	N/A	N/A	N/A	N/A

Carmen A. Jordan (2)	N/A	N/A	N/A	N/A

J. Harold Williams (3)	Fixed	N/A	N/A	Pre-tax earnings schedule through 2009 of Linscomb & Williams

(1)	Mr. Moore joined the Company in June 2009 and did not participate in the PIP. His compensation arrangements for 2009 were set forth in his agreed compensation arrangement and are described above in the sections titled “—Short-Term Incentive Bonus” and “—Long-Term Equity Based Incentive Compensation.”

(2)	Mrs. Jordan joined the Company in June 2009 and did not participate in the PIP. Her compensation arrangements for 2009 were set forth in her agreed compensation arrangement and are described above in the sections titled “—Short-Term Incentive Bonus” and “—Long-Term Equity Based Incentive Compensation.”

(3)	Mr. Williams’ employment agreement in effect in 2009 sets out specific pre-tax earnings criteria of Linscomb & Williams that must be reached each year for his full bonus potential, which is approximately 25.9% of his base pay.

Overall, the award payout weightings total to 100% of the target award. The target award for each executive can vary above or below the percentage of base salary shown above if such executive exceeds or only nearly achieves the set performance measures. The target for each performance measure and the specified weight assigned to each performance measure for 2009 is set forth in the table below.

Performance Measure	Weight	Target
Problem Loan Resolution
Criticized loan reduction	10.0%	$90 million
Accurate loan grading	10.0%	No two jumps
Qualitative adjustment	5.0%	N/A
Loan Portfolio Management
Target outstanding	20.0%	$1.2 billion
Deposit
DDA/Interest checking growth	25.0%	$341 million
Earnings
Pre-tax pre-provision	7.5%	$21.5 million
Net income	5.0%	$8.4 million
Earnings available to common	5.0%	$5.9 million
Earnings per share	7.5%	$0.55

As a result of the Company’s 2009 performance falling below the established performance measures and the prohibition on the Company’s accrual or payment of annual cash and certain equity incentives pursuant to its participation in the CPP, no incentive payments were made to the named executive officers pursuant to the PIP.

Difficulty of Achievement

The Company operates in a very competitive environment in all of its locations, competing in markets in populated and expanding urban centers where its clients have a vast array of retail banking opportunities and venues. Running a community bank profitably and growing its loans and deposit portfolio is a difficult task and the PIP is structured to recognize success and not just static performance. Historically, some units have performed well and others have had more of an operational challenge. The performance measures and target award values are not constructed to ensure an incentive payout, but to establish the overall financial performance objectives and expected performance outcome of each business unit. The program and the underlying objectives of the PIP do not guarantee any payout and there is a strong likelihood that amounts below target awards may be earned because performance measures in the operating units are based upon growth-related objectives (deposits and loans, for example) and not static measures. These growth-related measures are linked to the Company’s overall financial measures described above.

401(k) Plan

The Company does not provide retirement benefits to the named executive officers other than through its contributory profit sharing plan, established pursuant to Internal Revenue Code Section 401(k), covering substantially all employees. Under the 401(k) Plan, the Company has discretion to make matching contributions. Currently, the Company matches 100% of an employee’s contributions to the 401(k) Plan, including contributions made by the named executive officers, up to 3% of base salary, not to exceed the annual IRS contribution limit, excluding catch up contributions.

Benefits upon a Change in Control Termination

In 2004, Messrs. D’Agostino and Creel each entered into a change in control agreement with the Company. Each of these agreements was amended and restated on July 16, 2007 to implement provisions required under Section 409A of the Internal Revenue Code of 1986, as amended. On March 15, 2010, the Company entered into change in control agreements with Mr. Moore and Mrs. Jordan and amended and restated Messrs. D’Agostino’s and Creel’s July 2007 agreements to implement provisions required by the EESA pursuant to the Company’s participation in the CPP. The agreements have a five-year duration and provide for, among other things, a payment to each respective officer equal to the sum of two times such officer’s base salary plus two times the average of all bonus and other incentive payments received by him or her for the last two fiscal years, such payment to be made upon termination of employment following a change in control. Mr. Williams has an employment agreement with the Company which contains the change in control benefits described above. At the end of their respective terms, both the change in control agreements and the employment agreement will automatically renew for subsequent one-year periods unless notice of termination is properly given by the Company or the respective officer. The Company believes these severance benefits are reasonable and not uncommon for persons in the offices and rendering the level of services performed by these individuals.

As described in the section above titled “—U.S. Treasury’s Capital Purchase Program,” the Company is prohibited from making any golden parachute payments to its named executive officers and the next five most highly compensated employees during the CPP Covered Period. Under the EESA, golden parachute payments are defined as any payment for departure from the Company for any reason, except for payments related to death or disability and services performed or benefits accrued. In addition, any amount due upon a change in control event of the Company, as well as the acceleration of vesting due to a departure or a change in control event, is treated as a golden parachute payment. Accordingly, the Company will be prohibited from making the required payments described above during the CPP Covered Period.

For information regarding the change in control benefits to the named executive officers based on a hypothetical termination date of December 31, 2009, see “Executive Compensation and Other Matters—Potential Payments upon Termination or Change in Control.”

Tax and Accounting Implications

Stock-Based Compensation. The Company accounts for stock-based compensation, including options and restricted stock awards granted pursuant to the Incentive Plans, in accordance with ASC Topic 718.

Deductibility of Executive Compensation. Under Section 162(m) of the Internal Revenue Code, a limitation was placed on tax deductions of any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless the compensation is performance-based. The Company has no individuals with non-performance based compensation paid in excess of the Internal Revenue Code Section 162(m) tax deduction limit.

As a result of the Company’s participation in the CPP, the Company is subject to an amendment to Section 162(m), which limits the Company’s tax deduction for compensation paid to any named executive officer to $500,000 annually. In addition, under the unamended Section 162(m), certain performance-based compensation paid under shareholder-approved plans did not count toward such deduction limit. However, the EESA and Section 162(m)(5) eliminate that exclusion for the Company. The Compensation Committee will continue to monitor awards under the Incentive Plans that may in the future be subject to this deductibility limitation and assess its impact.

Nonqualified Deferred Compensation. If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A of the Internal Revenue Code, and such benefits do not comply with Section 409A, then the benefits are taxable in the first year that they are not subject to a substantial risk of forfeiture. In such case, the recipient is subject to regular federal income tax, interest and an additional federal income tax of 20% of the benefit includible in income. The Company believes it is operating in compliance with the current statutory provisions.

Summary Compensation Table

The following table provides certain summary information concerning compensation paid or accrued by the Company to or on behalf of the Company’s Chief Executive Officer, Chief Financial Officer and the other three most highly compensated executive officers of the Company (determined as of the end of the last fiscal year) (the “named executive officers”) for the fiscal years ended December 31, 2009, 2008 and 2007:

Summary Compensation Table for the Last Three Fiscal Years Ended December 31, 2009

Name and Principal Position	Year	Salary (1)	Bonus		Stock Awards (2)		Option Awards (3)		Non-Equity Incentive Plan Compensation		Total
James S. D’Agostino, Jr. Chief Executive Officer	2009 2008 2007	$360,000 360,000 360,000	$	— — —	$	— — —	$	— — —	$	— — —	$360,000 360,000 360,000

L. Anderson Creel Chief Financial Officer, Executive Vice President and Treasurer	2009 2008 2007	207,500 207,500 206,250		— — 20,750		— 74,180 33,675		— — —		— — —	207,500 281,680 260,675

Preston Moore (4) President	2009	169,109		125,000		812,000		—		—	1,106,109

Carmen A. Jordan (4) Executive Vice President	2009	136,378		83,750		487,200		—		—	707,328

J. Harold Williams Executive Vice President	2009 2008 2007	292,800 280,800 270,000		— — —		— 47,620 16,838		— — —		— — 70,000	292,800 328,420 356,838

(1)	For the years ended December 31, 2009, 2008 and 2007, no named executive officer received compensation in the form of perquisites or personal benefits which, per named executive officer, were greater than $10,000 in the aggregate.

(2)	Represents the aggregate grant date fair value of restricted stock awarded pursuant to the Company’s Incentive Plans in the fiscal years ended December 31, 2009, 2008 and 2007, which was computed in accordance with ASC Topic 718.

(3)	No stock options were granted to the named executive officers during 2009, 2008 and 2007.

(4)	Mr. Moore and Mrs. Jordan joined the Company and Encore Bank in June 2009.

Employment Agreement

In connection with the Company’s acquisition of Linscomb & Williams, the Company entered into an employment agreement with J. Harold Williams effective as of September 1, 2005, which provided for a minimum annual salary of $250,000, subject to annual review and adjustments at the discretion of the Company’s Board. The employment agreement also provided that Mr. Williams would be eligible for a bonus based on the annual performance of Linscomb & Williams through the 2009 fiscal year end. Mr. Williams’ employment agreement expired pursuant to its terms on December 31, 2009. Effective December 31, 2009, the Company entered into a new employment agreement with Mr. Williams for a term of five years, subject to automatic renewals for successive one-year periods until notice of termination is properly provided by Mr. Williams or the Company. The new employment agreement provides for a minimum annual salary of $350,000, subject to annual review and adjustments at the discretion of the Company’s Board. The employment agreement also provides that Mr. Williams will be eligible for a bonus based on the annual performance of

Linscomb & Williams. For further information about payments that may be received by Mr. Williams upon termination or in connection with a change in control pursuant to his employment agreement, see “—Potential Payments Upon Termination or Change in Control.” None of the other named executive officers has an employment agreement with the Company.

Grants of Plan-Based Awards

The following table contains information concerning each grant of a plan based award made to each named executive officer during the fiscal year ended December 31, 2009.

Grants of Plan-Based Awards Table for the Fiscal Year Ended December 31, 2009

Name	Grant Date	Restricted Stock Awards: Number of shares of stock (1)	Grant Date Fair Value of Stock Awards (2)
James S. D’Agostino, Jr.	—	—	$—

L. Anderson Creel	—	—	—

Preston Moore	08/03/2009	100,000	812,000

Carmen A. Jordan	08/03/2009	60,000	487,200

J. Harold Williams	—	—	—

(1)	Restricted stock awarded to each of the named executive officers listed above vests 25% each year over four years beginning August 3, 2010 (subject to certain transfer restrictions as may be required to comply with the EESA).

(2)	Represents the aggregate grant date fair value of restricted stock awards made pursuant to the Company’s 2008 Plan, which was computed in accordance with ASC Topic 718.

Outstanding Equity Awards

The following table contains information concerning the unexercised options and restricted stock that have not vested for each named executive officer as of December 31, 2009:

Outstanding Equity Awards at 2009 Fiscal Year-End

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options		Option Exercise Price	Option Expiration Date (1)	Number of Shares of Stock That Have Not Vested	Market Value of Shares of Stock That Have Not Vested (2)		Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested	Equity Incentive Plan Awards: Market Value or Payout Value of Unearned Shares That Have Not Vested (3)
	Exercisable	Unexercisable
James S. D’Agostino, Jr.	75,000 20,000 15,000	— — —	$8.00 9.00 12.00	1/2/2011 7/1/2012 6/1/2013	— — —	$	— — —	— — —	$	— — —

L. Anderson Creel	13,000 13,500 10,000 8,000 10,000	— — — — —	8.00 9.00 9.00 12.00 12.00	1/2/2011 4/1/2012 7/1/2012 6/1/2013 2/1/2014	4,000 2,500 1,500 — —		32,080 20,050 12,030 — —	3,952 — — — —		31,695 — — — —

Preston Moore	—	—	—	—	100,000		802,000	—		—

Carmen A. Jordan	—	—	—	—	60,000		481,200	—		—

J. Harold Williams	— —	— —	— —	— —	840 750		6,737 6,015	2,537 —		20,347 —

(1)	Options granted to each of the named executive officers listed above expire ten years from the date of the grant.

(2)	Calculated by multiplying the closing price of the Company’s Common Stock on the NASDAQ Global Market on December 31, 2009 of $8.02 per share by the number of shares of restricted stock granted to such named executive officer.

(3)	Assumes the maximum number of shares of restricted stock becoming earned shares and calculated by multiplying the closing price of the Company’s Common Stock on the NASDAQ Global Market on December 31, 2009 of $8.02 per share by the number of shares of restricted stock granted to such named executive officer.

Option Exercises and Stock Vested

During the year ended December 31, 2009, no named executive officer of the Company exercised his or her stock options. The following table contains information concerning the vesting of restricted stock during the fiscal year ended December 31, 2009 for each named executive officer:

Stock Vested for the Fiscal Year Ended December 31, 2009

	Stock Awards
Name	Number of shares acquired on vesting	Value realized on vesting (1)
James S. D’Agostino, Jr.	6,000	$32,940
L. Anderson Creel	2,500	13,725
Preston Moore	—	—
Carmen A. Jordan	—	—
J. Harold Williams	—	—

(1)	Calculated by multiplying the closing price of the Company’s Common Stock on the NASDAQ Global Market on the date of vesting by the number of shares of restricted stock acquired upon vesting.

Potential Payments Upon Termination or Change in Control

The Company considers the establishment and maintenance of a sound and vital management team to be essential to protecting and enhancing its best interests and those of its shareholders. In this regard, the Company recognizes that the possibility of a change in control may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to its detriment and that of its shareholders. Accordingly, the Company’s Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management, including its named executive officers, to their assigned duties without distraction in the face of the potentially disturbing circumstances arising from the possibility of a change in control. Accordingly, the Company entered into change in control agreements with each of Messrs. D’Agostino, Creel and Moore and Mrs. Jordan. Mr. Williams has an employment agreement with the Company which contains similar change in control benefits.

The table below reflects the amount of compensation payable to each of the Company’s named executive officers in the event such executive’s employment with the Company is terminated by the Company or its successors without cause or by the officer for good reason following a change in control. Upon a change in control, all unvested stock options and restricted stock granted to each of the named executive officers pursuant to the Incentive Plans of the Company will become vested and immediately exercisable. The amounts shown assume that the termination occurred on December 31, 2009 and a price per share of the Company’s Common Stock equal to $8.02 based on the closing price of the Company’s Common Stock on the NASDAQ Global Market on December 31, 2009. These amounts are estimates of the amounts which would have been paid out to the named executive officer upon termination as of that date under the specified circumstances. The actual amounts to be paid out can only be determined at the time of such executive officer’s separation from the Company.

As described above, the Company is prohibited from making any golden parachute payments to its named executive officers and the next five most highly compensated employees during the CPP Covered Period. Under the EESA, golden parachute payments are defined as any payment for departure from the Company for any reason, except for payments related to death or disability and services performed or benefits accrued. In addition, any amount due upon a change in control event of the Company, as well as the acceleration of vesting due to a departure or a change in control event, is treated as a golden parachute payment. Accordingly, the Company will be prohibited from making the required payments described in this section during the CPP Covered Period.

Name	Salary and Bonus (1)	Continuation of Benefits (2)	Acceleration of Equity Awards (3)	Total Termination Benefits
James S. D’Agostino, Jr. (4)	$720,000	$22,476	$—	$742,476
L. Anderson Creel (4)	455,702	22,476	64,160	542,338
Preston Moore (4)(5)	887,402	22,476	802,000	1,711,878
Carmen A. Jordan (4)(5)	681,534	22,476	481,200	1,185,210
J. Harold Williams (4)	658,978	30,444	12,752	702,174

(1)	Reflects an amount equal to two times such named executive officer’s annual base salary as of December 31, 2009 plus an amount equal to two times the average of all bonus, profit sharing and other incentive payments made to the named executive officer in the two calendar years prior to the change in control.

(2)	Reflects the estimate of all future premiums which will be paid for two years from the date of termination for each life, health, accident, or disability benefit to which such named executive officer was entitled at the time of termination, using the premium rates in effect as of December 31, 2009.

(3)	Assumes a price per share of the Company’s Common Stock equal to $8.02 based on the closing price of the Company’s Common Stock on the NASDAQ Global Market on December 31, 2009 multiplied by each option or share of restricted stock that will be accelerated and vest upon a change in control.

(4)	The payments to be made under the change in control agreements and otherwise by the Company are subject to a limitation that the total amount of all payments to any executive that would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Internal Revenue Code) shall be reduced so that no portion of such payments to such executive would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, other than in the circumstances specified in the change in control agreements.

(5)	The bonus portion of the total represents two times the actual bonus received by Mr. Moore and Mrs. Jordan in 2009 since both were not employed by the Company until June 2009 rather than an amount equal to two times the average of all bonus, profit sharing and other incentive payments made in the two calendar years prior to the change in control.

If, within two years following a change in control, the Company terminates any named executive officer for cause or if such officer resigns, such named executive officer will receive only any accrued but unpaid base salary and vacation pay through the date of termination and any benefits or awards which pursuant to their terms have been earned or become payable. While each of the change in control agreements contains a post-employment confidentiality provision, none of Messrs. D’Agostino, Creel, Moore or Mrs. Jordan is bound by a post-employment non-competition provision. Mr. Williams’ employment agreement contains post-employment confidentiality provisions as well as a one year non-competition provision if his employment is terminated or if he resigns. The term of the non-competition period decreases to six months if Mr. Williams’ employment is terminated by the Company other than for disability or cause following a change in control, or not for cause and unrelated to a change in control or if terminated by Mr. Williams for good reason.

If the Company terminates Mr. Williams’ employment not for cause and not in connection with a change in control, Mr. Williams is entitled to receive his full base salary and accrued vacation pay through the remainder of the term of his employment agreement plus any benefits or awards which pursuant to their terms have been earned or become payable. He is also entitled to continued participation in all life, medical, dental and prescription drug insurance plans until the expiration of the term of the agreement or until he begins full-time employment with a new employer. As described above, the Company is prohibited from making the required payments under this agreement during the CPP Covered Period.

Pursuant to the employment agreement and change in control agreements described above, the terms change in control, good reason, and cause are defined as follows:

“Change in control” means the occurrence of any of the following events:

•

the Company is not the surviving entity in any merger, consolidation or other reorganization (or the Company survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary) ;

•	Encore Bank is merged or consolidated into, or otherwise acquired by, an entity other than a wholly-owned subsidiary of the Company;

•	the Company sells, leases or exchanges all or substantially all of its assets to any other person or entity;

•	the Company is dissolved or liquidated;

•	any person, group or entity acquires or gains ownership or control of more than 50% of the Company’s outstanding shares; or

•	as a result of, or in connection with, a contested election of directors, the individuals who were the Company’s directors before the election cease to constitute a majority of the Board of Directors.

“Good reason” means the occurrence after a change in control of any of the events or conditions described below:

•

an adverse change in an executive’s position as in effect immediately prior to a change in control, including any adverse change in status or position as a result of a diminution in duties, a change in business location of more than 35 miles (50 miles in the case of Mr. Williams), the assignment of any duties or responsibilities which are inconsistent with such status or position or a removal from or failure of reappointment or reelection to such position;

•

a reduction in the base salary as in effect immediately prior to a change in control for Messrs. D’Agostino, Creel, Moore or Mrs. Jordan or in the number of vacation days to which such executive is entitled under the Company’s vacation policy as in effect immediately prior to a change in control;

•

the taking of any action by the Company or its successor to (1) eliminate any material executive benefit plan in which the executive was participating at the time of a change in control, unless replaced with a plan providing substantially equivalent benefits, (2) reduce the awards under any executive benefit plan, program or practice in which the executive was participating at the time of a change in control or (3) fail to replicate any executive benefit plan that by its terms is time limited and is of a type that it has been the Company’s practice to replace with a similar plan from time to time that would diminish, other than by a de minimis amount, the aggregate projected value of an executive’s awards under any bonus, stock option or other management incentive plans in which such executive was participating at the time of a change in control;

•

the taking of any action by the Company that would diminish, other than by a de minimis amount, the aggregate value of the benefits provided to an executive under the Company’s medical, health, dental, accident, disability, life or other insurance, stock purchase or retirement plans in which such executive was participating at the time of a change in control;

•	the Company’s failure to obtain the assumption and acknowledgement of the change in control agreement from any successor or assign; or

•	any purported termination of the executive’s employment that is not effected pursuant to a notice of termination as required by the change in control agreement.

Termination for “cause” means termination upon any of the following events:

•

the willful and continued failure by the executive to perform his duties (other than as a result of incapacity due to physical or mental illness) after a demand for substantial performance is delivered to such executive by the Board, the Chairman or the President which specifically identifies the manner in which it is believed that the executive has not substantially performed his duties and a reasonable period of opportunity for such substantial performance is provided; or

•

the willful engagement by the executive in (1) illegal misconduct materially and demonstrably injurious to the Company in the case of Messrs. D’Agostino, Creel, Moore or Mrs. Jordan or (2) misconduct materially and demonstrably injurious to the Company or Linscomb & Williams in the case of Mr. Williams.

Notwithstanding the above, the executive will not be terminated for “cause” unless and until such executive has been delivered a copy of a resolution approved by at least three-fourths of the Board stating that in the good faith opinion of the Board, such executive was guilty of the conduct set forth above.

Compensation Committee Interlocks and Insider Participation

During 2009, no executive officer of the Company served as (1) a member of a compensation committee (or other Board committee performing equivalent functions or, in the absence of any such committee, the entire Board) of another entity, one of whose executive officers served on the Company’s Compensation Committee, (2) a director of another entity, one of whose executive officers served on the Company’s Compensation Committee or (3) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of the Company. In addition, none of the members of the Compensation Committee (a) was an officer or employee of the Company or any of its subsidiaries in 2009 (b) was formerly an officer or employee of the Company or any of its subsidiaries or (c) had any relationship requiring disclosure, except Mr. Mischer, who serves as the indirect manager of an entity from which the Company leases a private client office. For further information, see “Certain Relationships and Related Party Transactions.”

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, the following report of the Compensation Committee shall not be deemed to be incorporated by reference into any such filing.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review, has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

As a result of the Company’s participation in the CPP, the Compensation Committee is required, in conjunction with the Company’s senior risk officer(s), to discuss, review and evaluate at least every six months: (1) the named executive officer compensation plans to ensure that such compensation plans do not encourage named executive officers to take unnecessary and excessive risks that threaten the value of the Company, (2) employee compensation plans in light of the risks posed by such plans and how to limit such risks, and (3) employee compensation plans to ensure that these plans do not encourage the manipulation of reported earnings to enhance the compensation of any employees. The Compensation Committee met four times in 2009 and has met three times to date in 2010.

At all or some of these meetings, the Compensation Committee and senior risk officer(s) discussed, reviewed and evaluated the relationship between the Company’s risk management policies and practices and named executive officer and other employee compensation arrangements. These meetings included a review of the structure and components of the Company’s compensation arrangements, the material potential sources of risk in the Company’s business lines and compensation arrangements and various policies and practices of the Company that mitigate this risk. Within this framework, a variety of topics was discussed, including the parameters of acceptable and excessive risk taking (based on an understanding that some risk taking is an inherent part of operating a business) and the general business goals and concerns of the Company, including the need to attract, retain and motivate top tier talent.

The Company offers the following incentive compensation programs in which the Company’s named executive officers participate:

•	short-term cash incentive bonus, through the PIP;

•	a long-term equity incentive program, through the PIP and the Incentive Plans;

•	a contributory savings 401(k) plan; and

•	employee benefit plans provided to all full-time employees.

The PIP is designed to reward the Company’s executive officers for the attainment of profitable growth and stable financial and operating conditions. The measures used to quantify those results are well understood, transparent and based on audited financial results. The formulaic approach is important because it causes executives to be held accountable for the Company’s performance. The Incentive Plans approved by the Company’s shareholders provide for the granting of stock options, restricted stock awards and certain other equity based awards. The Company primarily utilizes grants of restricted stock to provide long-term equity incentives. Restricted stock grants generally have not been tied to the performance of the Company but have been time-vested with a vesting period determined at the time of grant. This vesting period ties the compensation of executive officers to the long-term value of the Company. Due to the nature of the Company’s 401(k) plan and other personal benefit programs, payments are generally unrelated to Company operational performance and therefore do not encourage unnecessary or excessive risks.

In addition to those plans and arrangements identified above, the Company identified seven different employee compensation arrangements that provide for variable cash compensation bonus, commission or incentive payments. Each arrangement is available to a different set of employees and the amount received differs depending on level of job responsibility and plan objectives.

As a result of the discussion, review and evaluation of the plans mentioned above, the Compensation Committee found that the Company’s compensation programs do not encourage the named executive officers to take unnecessary and excessive risks that threaten the value of the Company, do not encourage behavior focused on short-term results rather than long-term value creation, in large part because the executive officer compensation plans are competitive and well-balanced, with a mix of cash and equity based on short and long-term factors, as described above and do not encourage the manipulation of reported earnings to enhance the compensation of any employees, in each case because the Company has in place a number of mitigation factors that significantly offset any risks inherent in the plans.

The Compensation Committee certifies that:

•

It has reviewed with the senior risk officers the senior executive officer (“SEO”) compensation plans and has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of the Company;

•	It has reviewed with the senior risk officers the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to the Company; and

•

It has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of the Company to enhance the compensation of any employee.

The Compensation Committee

Walter M. Mischer, Jr. (Chairman)

J. Bryan King

Eugene H. Vaughan

Randa Duncan Williams

AUDIT COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, the following report of the Audit Committee shall not be deemed to be incorporated by reference into any such filing.

In accordance with its written charter adopted by the Company’s Board, the Company’s Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Board has determined that each Audit Committee member is independent in accordance with the listing standards of The NASDAQ Global Market and in Section 10A of the Securities Exchange Act of 1934, as amended, and that each of J. Bryan King and Carin M. Barth has the requisite attributes of an “audit committee financial expert” as defined by the rules and regulations of the SEC.

The Audit Committee reviewed and discussed the Company’s audited consolidated financial statements with management, which has primary responsibility for the financial statements, and with the Company’s independent registered public accounting firm, Grant Thornton LLP, which is responsible for expressing an opinion on whether such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2009 and 2008 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

The Audit Committee met regularly with Grant Thornton LLP and the Company’s internal audit staff, with and without management present, to discuss the results of their audits, management’s assessment of the Company’s internal control over financial reporting, Grant Thornton LLP’s opinion regarding the effectiveness of the Company’s internal control over financial reporting as of December 31, 2009, and the overall quality of the Company’s financial reporting. The Audit Committee also reviewed Management’s Report on Internal Control Over Financial Reporting contained the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the Securities and Exchange Commission, as well as Grant Thornton LLP’s Report of Independent Registered Public Accounting Firm included in the same Annual Report on Form 10-K related to its audits of (1) the Company’s consolidated financial statements and (2) the effectiveness of internal control over financial reporting.

The Audit Committee discussed with Grant Thornton LLP the matters that are required to be discussed by the Public Company Accounting Oversight Board’s Auditing Standard AU Section 308. The Audit Committee also discussed with internal audit and management any significant matters as a result of the internal audit work.

The Audit Committee has received the written disclosures and the letter from Grant Thornton LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Grant Thornton LLP’s communications with the Audit Committee concerning independence, and has discussed with Grant Thornton LLP its independence. The Audit Committee has concluded that Grant Thornton LLP did not provide any prohibited non-audit services to the Company and its affiliate, which is compatible with maintaining Grant Thornton LLP’s independence.

Based on the above-mentioned review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for filing with the Securities and Exchange Commission.

The Audit Committee

David E. Warden (Chairman)

Carin M. Barth

J. Bryan King

Edwin E. Smith

FEES AND SERVICES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table sets forth the fees billed to the Company for the fiscal years ending December 31, 2009 and 2008 by Grant Thornton LLP:

	2009	2008
Audit fees (1)	$681,377	$789,187
Audit related fees	—	—
Tax fees	—	—
All other fees (2)	—	19,317

(1)	Includes fees billed for professional services rendered in connection with audit, assistance with securities filings other than periodic reports, and the quarterly reviews of the Company’s consolidated financial statements.

(2)	Includes the reimbursement of costs and fees billed for professional services rendered in connection with an arbitration matter.

The Audit Committee will consider, on a case-by-case basis, and approve, if appropriate, all audit and permissible non-audit services to be provided by the Company’s independent registered public accounting firm. Pre-approval of such services is required unless a “de minimus” exception is met. To qualify for the “de minimus” exception, the aggregate amount of all such services provided to the Company must constitute not more than five percent of the total amount of revenues paid by the Company to its independent registered public accounting firm during the fiscal year in which the non-audit services are provided; such services were not recognized by the Company at the time of the engagement to be non-audit services; and the non-audit services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit by the Committee or by one or more members of the Committee to whom authority to grant such approval has been delegated by the Committee.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Corporate Governance and Nominating Committee reviews all related party transactions for potential conflicts of interest. Any related party transaction must be reported to the Company’s Chief Compliance Officer and may be consummated or may continue only (1) if the Corporate Governance and Nominating Committee approves or ratifies such transaction and if the transaction is on terms comparable to those that could be obtained in arms’-length dealings with an unrelated third party, or (2) if the transaction has been approved by the disinterested members of the Board of Directors. The Corporate Governance and Nominating Committee may approve or ratify the related party transaction only if it determines that, under all of the circumstances, the transaction is in the best interests of the Company.

Many of the directors and executive officers of the Company and Encore Bank and their associates, which include corporations, partnerships and other organizations in which they are officers or partners or in which they and their immediate families have at least a 5% interest, are customers of Encore Bank. During 2009, Encore Bank made loans in the ordinary course of business to many of the directors and executive officers of the Company and Encore Bank and their associates, all of which were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons unaffiliated with the Company and did not involve more than the normal risk of collectability or present other unfavorable features. Loans to directors, executive officers and certain shareholders of the Company are subject to limitations contained in the Federal Reserve Act, the principal effect of which is to require that extensions of credit by Encore Bank to executive officers, directors and certain shareholders of the Company and Encore Bank satisfy the foregoing standards. As of December 31, 2009, all of such loans aggregated $15.0 million, which was approximately 9.0% of the Company’s Tier 1 capital at such date. The Company expects Encore Bank to have such transactions or transactions on a similar basis with the directors and executive officers of the Company and Encore Bank and their associates in the future.

Encore Bank currently leases two of its private client offices from related parties. The offices are leased pursuant to a written lease agreement. The first lease agreement is for a private client office located in Houston’s Medical Center and is between Memorial Hermann Medical Plaza, L.P., a Texas limited partnership, and Encore Bank. Walter M. Mischer, Jr., one of the Company’s directors, serves as manager of the sole general partner of Mischer Healthcare Services IV, L.P., the sole general partner of Memorial Hermann Medical Plaza, L.P. The remaining lease agreement is for a private client office located in the Champions area of Houston and is between Jim R. Smith, who was a 5% or more shareholder of the Company during 2009, and Encore Bank. In 2009, Encore Bank paid approximately $268,000 in annual rent for these two private client offices. Encore Bank conducted all lease negotiations in the ordinary course of business and all of the lease terms were substantially the same as those prevailing at the time for comparable transactions with unaffiliated persons.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY

MANAGEMENT OF THE COMPANY AND PRINCIPAL SHAREHOLDERS

The following table sets forth certain information regarding the beneficial ownership of the Company Common Stock as of March 31, 2010, by (1) directors and named executive officers of the Company, (2) each person who is known by the Company to own beneficially 5% or more of the Common Stock and (3) all directors and named executive officers as a group. Unless otherwise indicated, based on information furnished by such shareholders, management of the Company believes that each person has sole voting and dispositive power over the shares indicated as owned by such person and the address of each shareholder is the same as the address of the Company.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Beneficially Owned (1)
Principal Shareholders
J. Luther King, Jr. (2)	932,320	8.33%
Luther King Capital Management Corporation (3)	636,523	5.69
Steven A. Webster (4)	597,912	5.34

Directors and Executive Officers
James S. D’Agostino, Jr. (5)	662,397	5.86
Carin M. Barth (6)	2,000	*
G. Walter Christopherson	343,276	3.07
L. Anderson Creel (7)	94,165	*
Charles W. Jenness (8)	188,000	1.67
Carmen A. Jordan	60,000	*
J. Bryan King (9)	502,076	4.48
Walter M. Mischer, Jr. (10)	249,481	2.22
Preston Moore	100,000	*
Edwin E. Smith (11)	73,000	*
Eugene H. Vaughan (12)	76,576	*
David E. Warden (13)	135,334	1.21
J. Harold Williams	176,744	1.58
Randa Duncan Williams (14)	481,374	4.30
Directors and Executive Officers as a Group (14 persons) (15)	3,144,423	27.26%

*	Indicates ownership which does not exceed 1.0%.

(1)	The percentage beneficially owned was calculated based on 11,195,307 shares of Common Stock issued and outstanding as of March 31, 2010. The percentage assumes the exercise by the shareholder or group named in each row of all options for the purchase of Common Stock held by such shareholder or group and exercisable within 60 days.

(2)	The address for the shareholder is 301 Commerce Street, Suite 1600, Fort Worth, Texas 76102. The information regarding beneficial ownership is included on a Schedule 13D filed with the Securities and Exchange Commission on March 26, 2009 by Luther King Capital Management Corporation (“LKCM”). LKCM reported that J. Luther King, Jr. had sole voting and dispositive power with respect to 932,320 shares of the Company’s common stock, which includes shares held by LKCM and shares held by LKCM Private Discipline Master Fund, SPC.

(3)	The address for the shareholder is 301 Commerce Street, Suite 1600, Fort Worth, Texas 76102. The information regarding beneficial ownership is included on a Schedule 13F filed with the Securities and Exchange Commission on February 5, 2010 by LKCM. LKCM reported that it had sole voting and dispositive power with respect to 629,768 shares of the Company’s common stock. Additionally, LKCM holds 6,755 shares directly.

(4)	Consists of 140,538 shares held directly; 417,258 shares held of record by Kestrel Capital, L.P., of which Mr. Webster is the President of Kestrel Capital’s general partner; 16,116 shares held of record by Cerrito Partners, of which Mr. Webster is the managing partner; and 24,000 shares which may be acquired within 60 days pursuant to the exercise of stock options.

(5)	Includes 539,997 shares held jointly by Mr. D’Agostino and his spouse; 400 shares held of record by Ann D. D’Agostino UTMA, of which Mr. D’Agostino is custodian; and 110,000 shares which may be acquired within 60 days pursuant to the exercise of stock options.

(6)	Includes 2,000 shares held of record by an IRA account for the benefit of Mrs. Barth.

(7)	Includes 6,250 shares held of record by an IRA account for the benefit of Mr. Creel and 54,500 shares which may be acquired within 60 days pursuant to the exercise of stock options.

(8)	Includes 54,000 shares which may be acquired within 60 days pursuant to the exercise of stock options.

(9)	Consists of 53,076 shares held directly; 425,000 shares held by LKCM Private Discipline Master Fund, SPC, a private investment fund controlled by Mr. King; and 24,000 shares which may be acquired within 60 days pursuant to the exercise of stock options.

(10)	Consists of 14,000 shares held directly; 21,110 shares held of record by the Duncan Mischer Watson 1983 Trust, of which Mr. Mischer is the trustee; 10,744 shares held of record by The Mary A. Mischer Management Trust, of which Mr. Mischer is the trustee; 10,744 shares held of record by The Mary A. Mischer Marital Trust, of which Mr. Mischer is the trustee; 168,883 shares held of record by Mischer Investments, L.P., of which Mr. Mischer is the managing partner; and 24,000 shares which may be acquired within 60 days pursuant to the exercise of stock options.

(11)	Includes 24,000 shares which may be acquired within 60 days pursuant to the exercise of stock options.

(12)	Includes 24,000 shares which may be acquired within 60 days pursuant to the exercise of stock options.

(13)	Includes 24,000 shares which may be acquired within 60 days pursuant to the exercise of stock options.

(14)	Consists of 8,500 shares held directly and 472,874 shares held of record by DLD Family Investments LLC, of which Mrs. Williams is the President.

(15)	Includes 338,500 shares which may be acquired within 60 days pursuant to the exercise of stock options.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) requires the Company’s directors and executive officers and persons who own more than 10% of the outstanding Common Stock to file reports of ownership and changes in ownership of Common Stock and other equity securities of the Company with the Securities and Exchange Commission (the “SEC”). Such persons are required by SEC regulations to furnish the Company with copies of all Section 16 forms they file.

Based solely on the Company’s review of the copies of such reports furnished to it and representations from certain reporting persons that they have complied with the applicable filing requirements, the Company believes that during the year ended December 31, 2009, all Section 16(a) reporting requirements applicable to its officers, directors and greater than 10% shareholders were complied with.

Item 2.

PROPOSAL TO RATIFY APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On March 17, 2010, the Audit Committee of the Board dismissed Grant Thornton LLP (“Grant”) as the Company’s independent registered public accounting firm. The reports of Grant on the consolidated financial statements of the Company for the years ended December 31, 2009 and December 31, 2008 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the Company’s two most recent fiscal years ended December 31, 2009 and 2008 and from January 1, 2010 through March 16, 2010, (1) there were no disagreements with Grant on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to Grant’s satisfaction, would have caused Grant to make reference to the subject matter of such disagreements in connection with its reports on the Company’s consolidated financial statements for such years, and (2) there were no reportable events as defined under Item 304(a)(1)(v) of Regulation S-K.

Based on the Audit Committee’s approval and recommendation, on March 17, 2010, the Board has appointed Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010. During the Company’s two most recent fiscal years ended December 31, 2009 and 2008 and from January 1, 2010 through March 16, 2010, neither the Company nor anyone on its behalf consulted Deloitte regarding either (1) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and no written report or oral advice was provided to the Company that Deloitte concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (2) any matter that was the subject of a disagreement or reportable event as defined in Regulation S-K, Item 304(a)(1)(iv) and Item 304(a)(1)(v), respectively.

At the Meeting, the shareholders will be asked to consider and act upon a proposal to ratify the appointment of Deloitte. The ratification of such appointment will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote and present in person or represented by proxy at the Meeting. Representatives of Deloitte will be present at the Meeting, will be given an opportunity to make a statement (if they desire to do so) and will be available to respond to appropriate questions.

Shareholder ratification of the selection of Deloitte as the Company’s independent registered public accounting firm for the 2010 fiscal year is not required by the Company’s Bylaws, state law or otherwise. However, the Board is submitting the selection of Deloitte to the Company’s shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Deloitte. Even if the selection of Deloitte is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the 2010 fiscal year if it determines that such a change would be in the best interests of the Company and its shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE.

Item 3.

PROPOSAL TO APPROVE A NON-BINDING ADVISORY RESOLUTION

ON EXECUTIVE COMPENSATION

The Company’s executive compensation program is intended to attract, motivate, reward and retain the senior management talent required to achieve the Company’s corporate objectives and increase shareholder value. The Company believes that its compensation policies and procedures are centered on a pay-for-performance philosophy and are strongly aligned with the long-term interests of its shareholders. See “Executive Compensation—Compensation Discussion and Analysis.”

As a participant in the CPP, the Company is currently required to provide shareholders with the right to cast an advisory vote on its compensation program at each annual meeting of shareholders held during the CPP Covered Period. As a result, the Company is presenting this proposal, which gives you as a shareholder the opportunity to endorse or not endorse the Company’s executive pay program by voting for or against the following resolution:

“RESOLVED, that the shareholders approve the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related disclosure contained in the Proxy Statement.”

The Board of Directors urges shareholders to endorse the compensation program for the Company’s named executive officers by voting FOR the above resolution. As discussed in the Compensation Discussion and Analysis contained in this Proxy Statement, the Compensation Committee of the Board of Directors believes that the executive compensation for 2009 is reasonable and appropriate, is justified by the performance of the Company in an extremely difficult environment and is the result of a carefully considered, largely formulaic approach.

Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION PROGRAM AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS, THE COMPENSATION TABLES AND RELATED DISCLOSURE IN THIS PROXY STATEMENT.

DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

FOR 2011 ANNUAL MEETING

In order for shareholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act to be presented at the Company’s 2011 Annual Meeting of Shareholders and included in the Company’s Proxy Statement and form of proxy relating to such meeting, such proposals must be submitted to the Secretary of the Company at the Company’s principal executive offices no later than December 14, 2010. Shareholder proposals should be submitted to Rhonda L. Carroll, Corporate Secretary, Encore Bancshares, Inc., Nine Greenway Plaza, Suite 1000, Houston, Texas 77046.

In addition, the Company’s Bylaws provide that only such business which is properly brought before a shareholder meeting will be conducted. For business to be properly brought before a meeting or nominations of persons for election to the Board of Directors to be properly made at a meeting by a shareholder, notice must be received by the Secretary of the Company at the Company’s offices not less than 120 days in advance of the first anniversary of the date the Company’s Proxy Statement was released to shareholders in connection with the previous year’s annual meeting of shareholders. Such notice to the Company must also provide certain information set forth in the Company’s Bylaws. A copy of the Company’s Bylaws may be obtained upon written request to the Secretary of the Company.

ANNUAL REPORT ON FORM 10-K

The Company will furnish, without charge, a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the SEC, to any shareholder upon written request to Rhonda L. Carroll, Corporate Secretary, Encore Bancshares, Inc., Nine Greenway Plaza, Suite 1000, Houston, Texas 77046.

OTHER MATTERS

The Board does not intend to bring any other matter before the Meeting and does not know of any other matters that are to be presented for action at the Meeting. However, if any other matter does properly come before the Meeting or any adjournment thereof, the proxies will be voted in accordance with the discretion of the person or persons voting the proxies.

You are cordially invited to attend the Meeting. Regardless of whether you plan to attend the Meeting, you are urged to complete, date, sign and return the enclosed proxy in the accompanying envelope at your earliest convenience.

By order of the Board of Directors,

Rhonda L. Carroll

Corporate Secretary

☐	■

ENCORE BANCSHARES, INC. PROXY 2010 Annual Meeting of Shareholders to be held on Thursday, May 13, 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The 2010 Annual Meeting of Shareholders of Encore Bancshares, Inc. (the “Company”) will be held at Nine Greenway Plaza, Suite 1100, Houston, Texas 77046, on Thursday, May 13, 2010, beginning at 10:00 a.m. (local time). The undersigned hereby acknowledges receipt of the related Notice of 2010 Annual Meeting of Shareholders and Proxy Statement dated April 13, 2010 accompanying this proxy.

The undersigned shareholder hereby appoints James S. D’Agostino, Jr. and Rhonda L. Carroll, and each of them, attorneys and agents, with full power of substitution, to vote as proxy all shares of Common Stock, par value $1.00 per share, of the Company owned of record by the undersigned and otherwise to act on behalf of the undersigned at the 2010 Annual Meeting of Shareholders and any adjournment thereof in accordance with the directions set forth herein and with discretionary authority with respect to such other matters as may properly come before such meeting or any adjournment(s) thereof, including any matter presented by a shareholder at such meeting for which advance notice was not received by the Company in accordance with the Company’s Amended and Restated Bylaws.

This proxy is solicited by the Board of Directors and will be voted in accordance with the undersigned’s directions set forth herein. If no direction is made, this proxy will be voted (1) FOR the election of all nominees for director named herein, (2) FOR the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2010 and (3) FOR the approval of the advisory (non-binding) resolution approving the compensation of the Company’s named executive officers.

(Continued and to be signed on the reverse side)
■		14475	■

ANNUAL MEETING OF STOCKHOLDERS OF

ENCORE BANCSHARES, INC.

May 13, 2010

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=15496

Please sign, date and mail

your proxy card in the

envelope provided as soon as possible.

i  Please detach along perforated line and mail in the envelope provided.  i

¢ 21130300000000000000 3	051310

This proxy is solicited on behalf of the Board of Directors of the Company and will be voted FOR the following proposals unless otherwise indicated.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS

SHOWN HERE  ☒

1. ELECTION of eleven (11) directors to serve on the Board of Directors of the Company until the Company’s 2011 annual meeting of shareholders, and each until their successors are duly elected and qualified, or until their earlier resignation or removal.			2.	RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2010.	FOR ☐	AGAINST ☐	ABSTAIN ☐
	NOMINEES:
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	O Carin M. Barth O James S. D’Agostino, Jr. O Charles W. Jenness O J. Bryan King O Walter M. Mischer, Jr. O Preston Moore O Edwin E. Smith O Eugene H. Vaughan O David E. Warden O J. Harold Williams O Randa Duncan Williams		3.	APPROVAL of the advisory (non-binding) resolution approving the compensation of the Company’s named executive officers.	☐	☐	☐

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note: ■

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

■

ANNUAL MEETING OF STOCKHOLDERS OF

ENCORE BANCSHARES, INC.

May 13, 2010

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

Vote online until 11:59 PM EST the day before the meeting.

COMPANY NUMBER

ACCOUNT NUMBER

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of meeting, proxy statement and proxy card are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=15496
i Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet. i

¢ 21130300000000000000 3	051310

This proxy is solicited on behalf of the Board of Directors of the Company and will be voted FOR the following proposals unless otherwise indicated.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE   ☒

1.   ELECTION of eleven (11) directors to serve on the Board of Directors of the Company until the Company’s 2011 annual meeting of shareholders, and each until their successors are duly elected and qualified, or until their earlier resignation or removal.

					FOR	AGAINST	ABSTAIN
			2.	RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2010.	☐	☐	☐
NOMINEES:
☐ FOR ALL NOMINEES	O Carin M. Barth O James S. D’Agostino, Jr. O Charles W. Jenness O J. Bryan King O Walter M. Mischer, Jr. O Preston Moore O Edwin E. Smith O Eugene H. Vaughan O David E. Warden O J. Harold Williams O Randa Duncan Williams		3.	APPROVAL of the advisory (non-binding) resolution approving the compensation of the Company’s named executive officers.	☐	☐	☐
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)
INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note: ■	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■